EXHIBIT 99.05

              PANDA-BRANDYWINE COGENERATION PROJECT



                  INDEPENDENT ENGINEER'S REPORT

                       DATED JULY 22, 1996

                     UPDATED APRIL 11, 1997





                       /s/ John R. Martin
                       ------------------
                         John R. Martin
                  Registered Professional Engineer
                              9446
                             Oregon
                        September 23, 1977





                          Prepared for

                      PANDA-BRANDYWINE L.P.


                           Prepared by

                  PACIFIC ENERGY SYSTEMS, INC.
                        Portland, Oregon





April 11, 1997


Panda Global Energy Company
4100 Spring Valley Road
Suite 1001
Dallas, Texas  75244

Ladies and Gentlemen:

This document has been prepared by Pacific Energy Systems, Inc., as an update to the July 22, 1996, Independent Engineer's Report for the Panda-Brandywine Cogeneration Project. That report was prepared in support of the Pooled Project Bonds, Series A due 2012, issued by Panda Funding Corporation on July 31, 1996. This update is provided in connection with the offering by Panda Global Energy Company of its Senior Secured Notes due 2004.

Pacific Energy Systems' review, assessment, and update are based on previously completed due diligence work, periodic construction monitoring of the Panda-Brandywine facility, review of significant project agreements, and witness of performance tests conducted by others. This update was not written to stand on its own but as part of the July 22 Independent Engineer's Report; interested parties should read that report before this update.

CONCLUSION

It is Pacific Energy Systems' opinion that the Panda-Brandywine Cogeneration Project is substantially complete, capable of meeting all commercial operating requirements under the Power Purchase Agreement and Steam Sales Agreement, and has received or is expected to receive all necessary operating permits. There is no reason to believe that any necessary operation permit not yet received will not be obtained.

Pacific Energy Systems has witnessed most key testing and is of the opinion that the plant meets or exceeds all guarantees or design conditions based on the information supplied during testing by Raytheon, GE Power Systems, and others.
Pacific Energy Systems has independently reviewed the project engineering, costs, construction, permits, contract, operation and maintenance, and performance for completeness, risk, variation from practices typical in the industry, and the ability of the Panda-Brandywine facility to perform as intended.
Provided future operation and maintenance are performed according to standard industry practices, Pacific Energy Systems can find no technical constraints to prevent the facility from being able to perform at a level consistent with that anticipated in Panda's pro forma.

PROJECT STATUS

The Panda-Brandywine Cogeneration Project, since the end of July, has reached a number of key milestones and is now in Commercial Operation. While final completion has not been declared because of remaining punch list items, the facility is fully operational. Ogden Brandywine Operations, Inc. (Ogden), has assumed its role as operator and is responsible for day-to-day operation and maintenance as well as completing a few punchlist, and minor warranty items. Permanent financing through a sale/leaseback pursuant to the Construction Loan Agreement and Lease Commitment with General Electric Capital Corporation (GE Capital) and Credit Suisse has taken place.

Panda-Brandywine, L.P. (Panda),  declared the Actual Commercial
Operation Date under the Power Purchase Agreement to be October
31, 1996, and turned the plant over to Potomac Electric Power
Company (PEPCO) for dispatch at midnight on

October 30, 1996. Since November 1, PEPCO has dispatched the unit at the minimum requirement of one gas turbine online, with the steam turbine producing a combined net output of 99 MW 12 hours per day, on weekdays. In late November, the plant suffered the loss of one of the gas turbine-generator rotors. It was repaired by GE Power Systems under warranty in their shop, and Panda returned the unit to service Christmas Day so that it was available for PEPCO's dispatch on December 26, 1996. This caused the availability factor to drop below 88 percent. As of February 28, the average availability factor had increased to slightly above 88 percent. The capacity penalty for January 1997 resulting from the availability being below 88 percent for the first 3 months was less than 1 percent. There were no capacity payments under the terms of the PPA and during November and December 1996, and thus no adjustments were made.

PLANT ASSESSMENT

On the basis of our review of the design, construction, and performance tests, Pacific Energy Systems believes that the Panda-Brandywine Cogeneration Project has been built and tested consistent with industry standards and, with proper operation and maintenance, is capable of meeting the contractual operating requirements specified in the Power Purchase Agreement and Steam Sales Agreement. The plant has a nominal rated capacity of 230
MW at 92 degrees Fahrenheit (?F) and 50 percent relative humidity. In the opinion of Pacific Energy Systems, the Panda-Brandywine plant has been subjected to a reasonable testing program. The results of this program indicate that the plant meets its contract guarantees.

All equipment components are widely used in similar utility and industrial applications. The gas turbine is a field-proven member of the General Electric Company (GE) line of gas turbines. If operated and maintained according to design criteria and manufacturers' recommendations, and if critical parts are properly renewed and replaced, the plant will perform as anticipated and last for its projected life.

CONSTRUCTION COMPLETION

As of the end of December Raytheon has no construction force on site. Primary areas of work remaining are a few punch list items, which are customary for a project in the early stages of operations, such as oil leaks, mis-labeled devices, missing reports or calibration data, painting, modifications necessary to comply with permitted noise levels, and the Mattawoman-Cedarville Road interchange. The punchlist has less than twenty-five items which are being completed by Panda and invoiced to Raytheon. Warranty items are being handled as they occur by Ogden and OEMs (original equipment manufacturers) at no additional cost to the project. A few offsite items remain at the effluent pumping plant, as well as some cleanup along the pipeline right-of-way. The bulk of the remaining work should be completed in early April and, except for the oil cooler, will not require any scheduled outages to complete.

As part of the loan conversion, a completion account of about $5.3 million has been established which should be sufficient to cover the remaining construction, legal, and engineering costs. It will be managed in the same way as the original construction loan, with monthly draws certified by the Lender's engineer. As of February 28, about $3.9 million remained in that account, including major milestone payments for Raytheon and performance bonuses due Raytheon. Most of these should be completed by the March or April draw.

SPECIFIC ISSUES, CONCERNS, AND RESOLUTIONS

With any project of this size, it is typical to have a number of issues and concerns tend to accumulate toward the end of the job. This section describes such issues and concerns at Panda-Brandywine, including how most were resolved and how Panda is likely to resolve the remaining few issues. Pacific Energy Systems believes that none of these issues represents any major impact (technically or financially) to the future operation of the plant. These issues and concerns are described below:

-    Combustion liner change
-    Steam turbine bearing and oil cooling
-    Disputed punchlist items
-    Substantial completion date, Raytheon's claim
-    Effluent line
-    Transmission line trees
-    Qualifying Facility status
-    Base-load operation

Combustion Liner Change

During the initial plant testing in October 1996, the gas turbines failed to meet guaranteed emissions. GE Power Systems corrected this by modifying the firing curves which, in turn, lowered the units' output. Although the units were then able to meet output, heat rate, and emission guarantees, GE Power Systems, Panda, and Raytheon all agreed that under normal wear, the units might not pass PEPCO's net capability test in the future. GE Power Systems agreed to install new combustion liners in the gas turbines if Panda would buy the liners. Liners were originally scheduled for purchase in August 1997 and GE agreed to defer payment of the October 1996 deliveries until that date.
The liners were then installed during October with subsequent testing confirming that the new liners more than met the expected increase in output and decrease in heat rate and emissions. Payment for the liners will be made in August 1997 and an allowance of approximately $1 million has been provided in the Budget and Pro Forma Projections.

Steam Turbine Bearing and Oil Cooling

During initial operation, the steam turbine developed a vibration that was considered excessive in the number one bearing, although it was well below GE Power Systems' defined limits. During the outage for the liner change, GE Power Systems installed a newly designed bearing, which reduced the vibration to an acceptable level. The vibration on the old bearing was made worse by high-temperature oil. During cooler weather, it appears that this is easily controlled, but warm temperatures next summer may cause additional problems. GE Power Systems has stated that the hot oil is still within limits and should not cause any short-term problems. GE Power Systems has admitted that the oil cooler was undersized and has ordered a new oil cooler which will be covered under their warranty, which is expected to be installed in early April 1997, and should resolve this issue. Pacific Energy Systems does not anticipate any short-term effects on plant operation by running the existing oil cooler in the interim.

Disputed Punchlist Items

Raytheon initially disputed about 150 to 175 items on Panda's punchlist, a number of which appeared to be disputed because of misunderstanding or a lack of communication. Panda and Raytheon have been working to resolve all of these items. Pacific Energy Systems believes that most of the disputed punchlist items have been resolved. The remaining few will be done by Panda as betterment items if Panda feels they are required. Adequate funds are available in the completion account to cover these items.

Substantial Completion Date, Raytheon Claims

As a result of the initial emission problems with the gas turbines, an improperly installed continuous emissions monitoring system (CEMS), and the timing of various tests, Panda and Raytheon disagree on the specific date Substantial Completion and Commercial Operation were reached. The disputed amount is $880,000 in bonuses to Raytheon. If found to be payable, this money would be paid in three equal installments from distributable cash from operations, starting next spring. On the basis of the 1997 budget and pro forma, there appears to be sufficient cash available from distributable cash to cover these bonuses if Raytheon prevails.

Raytheon has three outstanding claims: a force majeure for severe winter storms; an owner-caused delay for effluent line flushing; and an owner-caused delay for low gas pressure. These claims are for a total of $124,093 and 11 schedule days.
Money has been retained in the completion account to cover the monetary amount if Raytheon prevails. Pacific Energy Systems believes that these claims are minor and should be resolved without going to arbitration.

Effluent Line Problems, Claims, and Suits

A number of claims and lawsuits have resulted from the effluent pipeline construction because of poor engineering and performance by several subcontractors. Drilling under Highway 301 was the catalyst for many of the problems. The drilling contractor, a subcontractor to the pipeline contractor, had a number of drilling problems. He ultimately terminated the casing outside the right-of-way, which had been improperly surveyed. Poor construction practices caused part of the highway's center median to collapse. The owner of the adjacent property filed suit for damages to his property outside the right-of-way, and the drilling contractor was forced to redrill the line under the highway. The contractor believes that the incorrect survey marks caused his problems and wants to be paid for redrilling under the highway.

It is beyond Pacific Energy Systems' scope of work to assess any specific responsibilities or the reasonableness of the various claims. Adequate funds of approximately $100,000 have been set aside in the completion account for litigation-related costs of these issues.

On the basis of tests and observations, the State Highway
Department believes that no further subsidence is expected in or around Highway 301. Pacific Energy Systems sees no further technical risk to the pipeline in this area, and nothing appears to be hampering its operation to date.

Right-of-way restoration is being redone in several areas to meet landowner and county requirements. This should be completed in early spring without significant additional costs.

Transmission Line Trees

PEPCO has taken exception to several trees adjacent to the transmission line right-of-way and Panda was unable to obtain permission from the property owner to remove the trees. Panda and PEPCO have worked out an agreement concerning responsibility if these trees fall into the line at a later date. Pacific Energy Systems believes the overall risk here is small and that PEPCO is being overly cautious.

Qualifying Facility Status

Pacific Energy Systems has been informed by Ogden that the Panda-Brandywine facility met the minimum Qualifying Facility (QF) requirements of 5 percent useful thermal and 45 percent efficiency in 1996. While Pacific Energy Systems has not had the opportunity to review the data and calculations, it was recognized that the plant did have the potential to overcome initial problems associated with acid injection at the distilled-water plant and sell enough steam to meet minimum QF requirements. If Panda-Brandywine had not met these minimum requirements, it had until August 1997 to make up the difference: thereafter, the plant must be in compliance during each calendar year. Pacific Energy Systems is of the opinion that the Panda-Brandywine should be in QF compliance and should be able to provide steam in sufficient quantities to remain in compliance.

Base-Load Operation

Pacific Energy Systems does not consider base-load operation (full plant output at a greater than 90 percent capacity factor) likely at this time because of the dispatch arrangement with PEPCO and the Dispatch Report updated in November 1996 as prepared by ICF Resources which shows capacity factors at a maximum of 54 percent. If the plant were operated at base load however, the following three areas would need to be monitored closely or corrected:

- The present permit for water use from onsite wells is not sufficient to maintain the boiler feedwater makeup at base load year round. This could be corrected with a permit change; well water conservation measures, such as changing the evaporation coolers over to effluent water; or extending the Washington Suburban Sanitary Commission (WSSC) industrial water supply line to the site from Cedarville Road, a distance of about 1,500 feet. Cooling tower needs are more than adequately met by the effluent pipeline at any load, including base load.

- The distilled-water plant is designed to use 40,000 lb/hr of steam. At full load, the plant must sell about 42,000 lb/hr to meet QF requirements. During the performance testing, it was demonstrated that the distilled-water plant could use 42,000 lb/hr of steam. While this is sufficient, at base load there would be no room for distilled-water plant outages without reducing plant load. Monitoring of QF status will be very important at base load.

- Because output would nearly double under base-load operation, the additional quantity of distilled water would require Panda to upgrade its distilled-water sales program.

RECOMMENDATIONS

Although the previous section points out several issues that have arisen over the last few months during startup, Pacific Energy Systems believes them to be consistent with similar startups of large power plants. It should be possible to resolve all issues within the budget limits contained in the completion account. Pacific Energy Systems also recommends the following changes to improve plant operation. While the plant can operate without these changes, they will improve the quality of operation and likely will reduce lonterm maintenance costs. Our recommendations are as follows:

- Ogden should prepare a written plan to protect the heat recovery steam generators (HRSGs) from freezing if one or both fail to operate during freezing weather. Panda needs to ensure that necessary equipment and monitoring are in place to implement the freeze protection plan.

- Panda should purchase and install an online heat rate program as part of the distributed control system (DCS).
     This will ensure that optimal efficiencies and maximum income are maintained at all times.

- In the July 1996 Independent Engineer's Report, Pacific Energy Systems made a number of suggestions for improved cyclic operation; these should be reviewed to determine the cost effectiveness of each. All can be readily retrofitted.

- To improve distilled-water production, a recycle line should be added. This will make the product more pure and likely increase its value and market.

- Panda needs to continue to work with GE Power Systems on the replacement oil cooler for the steam turbine to ensure that any outage requirements are minimized.

PLANT OPERATION

In order to strengthen its onsite staff, Ogden made several changes to its supervisory staff just before Commercial Operation; these changes were supported by Panda. Ogden was fortunate to hire people from the local labor pool who have a great deal of operation and maintenance experience in power plants. This has made training easier and more thorough, which will reduce the time needed for operators to become experienced in the specific day-to-day operation of this particular plant. Pacific Energy Systems has observed Ogden's operators during plant checkout and testing and believes that they can safely and effectively operate the facility. Time and ongoing training, including annual reviews, will further sharpen these skills.

Ogden has the plant's maintenance support software (Datastream, MP-2) on-line and functional. All spare parts and small tools were ordered through this program. The completion punch list items have been entered as work order items and are being tracked as if they were normal work orders, saving both time and effort.

Panda-Brandywine has placed initial orders for spare parts totaling approximately $1.2 million. Another $500,000 has been spent on tools, vehicles, and other maintenance support equipment. In addition, Panda has budgeted another $2 million in combustion replacement parts to be delivered before the first scheduled outage in September 1997 which have been provided for in the 1997 Budget and Pro Forma Projections.

The operating plan for Panda-Brandywine is simple: Except for electricity production of 99 MW between 8:00 a.m. and 8:00 p.m. on weekdays, the plant will be fully dispatchable by PEPCO. PEPCO will dispatch the plant on an as-needed basis according to the utility's economic dispatch regulations. Initial studies indicate that Panda-Brandywine can expect about 4,000 to 5,000 fired hours per year for each of the two gas turbine-generators. A mild winter on the PJM system has kept the Panda-Brandywine plant primarily at minimum load.

PEPCO and Panda have worked together to develop a joint operating procedure and a joint performance procedure. These two documents help clarify how the plant will respond under specific dispatch requirements, when notification must be given, and how fuel needs will be coordinated. Panda has also provided PEPCO with a fuel management plan which meets the requirements under the PPA and was approved by PEPCO.

It should be noted that PEPCO is in the process of merging with Baltimore Gas and Electric. While regional needs will remain the same (PJM System electrical requirements), the new company will have a different relationship with Panda than PEPCO does today. Pacific Energy Systems cannot determine how that might affect the operating plan.

FINANCES

The Panda-Brandywine Cogeneration Project was constructed with funds provided by GE Capital under a conventional project construction loan. The construction loan has been converted to permanent financing through a sale/leaseback pursuant to the Construction Loan Agreement and Lease Commitment. The final, agreed purchase price was $217.5 million. Panda was able to build the project and all ancillary facilities for less than the capital budget of $215 million. Excess funds will ultimately be distributed to Panda.

Pacific Energy Systems has reviewed the operating budget details for the Panda-Brandywine 1996-97 budget and finds that it is consistent with similar budgets of other plants. This budget (upon which the pro forma is based) appears adequate to operate and maintain the project according to the operating plan.

Pacific Energy Systems has also reviewed the various technical assumptions used to develop the pro forma projections in the Brandywine Pro Forma Report prepared by ICF Resources dated April 11, 1997, and believes that such items as output, heat rate, degradation, availability, startup times, fuel, water, chemical quantities, maintenance reserves and schedules, and other expenses are reasonable for the assumed hours of operation based on the dispatch study performed by ICF Resources.

PERMITS

Like all power plants, the Panda-Brandywine Cogeneration Project was required to obtain a substantial number of governmental approvals before, during, and after construction. On the basis of available information, Pacific Energy Systems believes that Panda has carefully tracked government requirements, made timely submittals, and obtained all permits, consents, approvals, and actions needed to date. The Maryland Department of the Environment issued the State Permit to Operate on January 31, 1997. This was one of the last major permits required for continued plant operation. The remaining major permit is the County Occupancy Permit which is expected to be issued shortly. While a number of the permits require periodic updating or renewal, Panda has demonstrated that dealing with the various agencies and tracking requirements is something they do very well.

ACCEPTANCE TESTING

The Panda-Brandywine Cogeneration Project has been thoroughly tested in accordance with the appropriate codes, standards, and contract specifications. It is Pacific Energy Systems' opinion that the project has demonstrated that it has been engineered, designed, and constructed properly and is capable of meeting guarantees under specified conditions.

Acceptance testing of Panda-Brandywine can be divided into three types: construction, startup, and performance testing. These are discussed below:

Construction Testing

Construction testing is generally aligned with quality assurance rather than actual testing. Raytheon has provided routine testing throughout the construction period to ensure that the plant was built to meet the codes and standards specified in the scope of work and in its detailed design. Construction testing ranged from checking soil compaction and concrete strength to boiler hydros.

Although Pacific Energy Systems' representatives were not present throughout the entire construction period; they were onsite at least once a month which was enough to observe both construction and testing methods and are satisfied that Raytheon demonstrated that all relevant construction codes and standards were met. Startup Testing

Startup testing is the checking, testing, and turnover of various plant systems and pieces of equipment. The primary goal of startup testing is to ensure that each system works the way it should. Testing is performed with equipment both on-line and off-line. Most startup testing is related to electrical and control activities.

PEPCO has played an active role with Raytheon's startup group in checking the transmission line, switchyard, and interconnection equipment.

Pacific Energy Systems has monitored the ongoing efforts of the startup group and is satisfied that Raytheon has properly checked out and tested the Panda facility.

Performance Testing

For the purposes of this document, performance testing is described in three categories:

-    Demonstration of dependable capacity
-    Guaranteed performance
-    Compliance testing

Dependable Capacity Test: To fulfill a PEPCO requirement before PEPCO could accept energy and capacity from the Panda-Brandywine cogeneration plant, Panda was required to demonstrate that the plant could produce 230,000 kW continuously during a 2-hour period. Output was to be corrected (by GE-supplied gas turbine and steam turbine curves) to ambient conditions of 92?F dry bulb and 50 percent relative humidity, with 34,000 lb/hr of saturated steam at 15 psig going to process (distilled-water plant) and 80 percent condensate returned.

This test was run on September 12, 1996, between 9:00 a.m. and 11:00 a.m. The corrected output during this period was 232,085 kW. While it was later determined that the plant was out of compliance in nitrous oxides (NOx) emission by several parts per million, tests on September 30 and October 30 demonstrated the plant could produce more than the required 230 MW (corrected to 92 degrees F on 50 percent relative humidity and fully meet the required emission limits.

As a result of this test, Panda-Brandywine has met PEPCO's Dependable Capacity Test as required under Article VIII subsection 8.2(a) of the Power Purchase Agreement. Panda staff completed the PEPCO-supplied PJM forms in accordance with the Net Capability Test and supplied copies to the PEPCO engineers who witnessed the test and confirmed its accuracy in meeting their requirements. In the future, the Dependable Capacity Test will be run during the winter and summer peak seasons. Pacific Energy Systems believes the facility should be able to meet future tests, assuming proper operation and maintenance of the facility.

Guaranteed Performances: The engineering, procurement, and construction (EPC) contract guarantees the Panda-Brandywine project will comply with a number of performance variables. Output, efficiency, and reliability are the three most important of these variables. These were tested in accordance with the EPC Contract and Scope Document as a 48-hour net electrical output test, a net plant heat rate test, and a 200-hour capacity test.

The prescribed testing (48-hour test) had to be modified to meet the design condition of no boiler blowdown during the determination of capacity and heat rate as required under the EPC contract. Although a 48-hour test was run, capacity and heat rate were determined by a 6-hour test during the 48-hour test without boiler blowdown. GE Power Systems supplied several sets of correction curves based on various operating curves in the gas turbine control logic. Problems with the CEM produced unreliable emission data during the 48-hour test and actual emissions were determined to be out of compliance on the basis of stack testing. In general, the 48-hour test run on September 12, 1996, was not reliable. Raytheon will continue to claim differently with Panda, since the earlier completion of testing is worth about $720,000 in completion bonus to Raytheon which has been provided for in the 1997 operating budget and pro forma projections.

After GE Power Systems made adjustments to the gas turbine firing curves and Raytheon (with the help of the vendor) got the CEM to operate correctly, a new test was run on September 30, 1996, that demonstrated the plant could operate at or better than the guaranteed output and heat rate.

A third test was run on October 30, 1996, after GE Power Systems installed new combustion liners in the gas turbines and made additional modifications to the firing curves. The results of this test show that the net power output is 236,393 kW and the net plant heat rate is 7,035 Btu/kWh (LHV) [7,804 Btu/kWh (HHV)] when correct to design conditions and for degradation.

Compliance Testing: The EPC contract guarantees the Panda-Brandywine project must be in compliance with a number of conditions of the Certificate of Public Convenience and Necessity
(CPCN), including stack emission and noise, and must meet specific performance guarantees and CPCN conditions while burning oil. Pacific Energy Systems has witnessed many of these tests, has reviewed the final reports on most, and is of the opinion that the plant is in compliance with CPCN requirements.

Raytheon ran a preliminary noise test on January 14, 1997, and found that the plant meets noise requirements at full load, but during startup, the plant exceeds noise limits at the property line in two locations. The cause of this excess noise was identified and Raytheon has ordered additional silencers for several vents and acoustical blankets for several valves which will be installed at Raytheon's expense. The plant has until September 1997 to demonstrate compliance.

CONFIRMATION AND CONSENT

We confirm the accuracy of the information contained in our Independent Engineer's Report dated July 22, 1996, as supplemented by this letter.

We consent to the use of the Independent Engineer's Report dated
July 22, 1996, and this update letter in the Offering Memorandum of Panda Global Energy Company relating to the offering of Senior
Secured Notes due 2004.

Sincerely,


/s/ David G. Young
David G. Young
Project Manager

DGY:sz










                   PANDA-BRANDYWINE COGENERATION PROJECT
                       INDEPENDENT ENGINEER'S REPORT

                            Dated July 22, 1996
                          Updated April 11, 1997



                             /s/ John R. Martin
                             ------------------
                               John R. Martin
                      Registered Professional Engineer
                                    9446
                                   Oregon
                             September 23, 1977







                                 Prepared for


                            PANDA-BRANDYWINE L.P.




                                  Prepared by
                           PACIFIC ENERGY SYSTEMS, INC.
                                 Portland, Oregon





                                      PREFACE


Panda Energy International, Inc., retained Pacific Energy Systems, Inc., to independently review available technical information on the design, construction, and expected operation of the Panda-Brandywine Cogeneration Project (the Project). The Project is being developed by Panda Energy International through its affiliate, Panda-Brandywine Limited Partnership, and is being designed and constructed by Raytheon Engineers & Constructors.

This report is intended for use in the Offering Circular for the issuance of Pooled Project Bonds offered by Panda Funding Corporation for the Project. Pacific Energy Systems understands that ICF Resources, Inc., will use the technical information in this report to develop project projections. Pacific Energy Systems, Inc., has not examined and makes no representations with respect to any other document contained in the Offering Circular.

This review is intended to determine whether the Project is technically feasible and based on competent engineering and construction practices. It is not intended to check the detailed design nor to identify engineering design errors. The review includes a number of documents prepared by others. Pacific Energy Systems, Inc., cannot guarantee the accuracy of the information contained in them. The ultimate success of the Project will depend not only on the engineering design and construction, but also on the subsequent operation, maintenance, management, and renewal of equipment as required in the completed plant. Pacific Energy Systems, Inc., has no control over design, construction, startup, operation, or maintenance of the plant and provides no warranty, express or implied, concerning its success.




                             TABLE OF CONTENTS


                                                                 Page
Section 1        INTRODUCTION. . . . . . . . . . . . . . . . .   1

Section 2        EXECUTIVE SUMMARY AND CONCLUSIONS . . . . . .   4
                 Introduction. . . . . . . . . . . . . . . . .   4
                 Current Assessment of Project Status. . . . .   5
                 Summary of Due Diligence. . . . . . . . . . .   8
                 Facility Description. . . . . . . . . . . . .  13
                 Facility Performance. . . . . . . . . . . . .  15
                 Permits and Licenses. . . . . . . . . . . . .  17
                 Construction Status . . . . . . . . . . . . .  17
                 Ancillary Facilities. . . . . . . . . . . . .  17

Section 3        ENGINEERING . . . . . . . . . . . . . . . . .  19
                 Overall Plant Description . . . . . . . . . .  19
                 Design Concepts and Technology Assessment . . 20 Major Equipment Selection and
                   Vendor/Supplier Qualifications. . . . . . .  22
                 Specifications. . . . . . . . . . . . . . . .  22
                 Systems and Equipment Descriptions. . . . . .  23
                 Civil/Structural/Architectural. . . . . . . .  31

Section 4        ANCILLARY FACILITIES. . . . . . . . . . . . .  31
                 Effluent Water Supply Line. . . . . . . . . .  32
                 230-kV Electrical Transmission Line . . . . .  32
                 Natural Gas Line. . . . . . . . . . . . . . .  32
                 Distilled-Water Plant . . . . . . . . . . . .  34
                 Betty Boulevard . . . . . . . . . . . . . . .  34

Section 5        COST AND SCHEDULE ESTIMATES . . . . . . . . .  35
                 Capital Costs . . . . . . . . . . . . . . . .  35
                 Startup Costs . . . . . . . . . . . . . . . .  36
                 ICF Projections . . . . . . . . . . . . . . .  40
                 Schedule. . . . . . . . . . . . . . . . . . .  45

Section 6        PERMITS AND LICENSES. . . . . . . . . . . . .  45
                 Federal Approvals . . . . . . . . . . . . . .  45
                 State Approvals . . . . . . . . . . . . . . .  47
                 Right-of-Way Easements. . . . . . . . . . . .  48

Section 7        CONTRACTS & AGREEMENTS. . . . . . . . . . . .  50
                 Power Purchase Agreement. . . . . . . . . . .  50
                 Engineering, Procurement, and Construction
                  Contract . . . . . . . . . . . . . . . . . .  57
                 Treated Effluent Water Purchase Agreement . .  62
                 Steam Sales Agreement . . . . . . . . . . . .  63
                 Natural Gas Agreements. . . . . . . . . . . .  65
                 Owner's Engineer. . . . . . . . . . . . . . .  67
                 Effluent Line Construction. . . . . . . . . .  68
                 Transmission Line Construction. . . . . . . .  68

Section 8        OPERATIONS AND MAINTENANCE. . . . . . . . . .  68
                 Operating Experience. . . . . . . . . . . . .  68
                 Operations and Maintenance Costs. . . . . . .  69
                 O&M Agreement . . . . . . . . . . . . . . . .  71
                 Termination . . . . . . . . . . . . . . . . .  73
                 Other Provisions. . . . . . . . . . . . . . .  73

Section 9        PERFORMANCE GUARANTEES AND TESTING. . . . . .  76
                 Completion Guarantees . . . . . . . . . . . .  76
                 Performance Guarantees. . . . . . . . . . . .  76
                 Plant Performance Testing . . . . . . . . . .  79
                 Liquidated Damages and Bonuses. . . . . . . .  80

Appendix A       DOCUMENT LIST . . . . . . . . . . . . . . . .  83
Appendix B       PROJECT DRAWINGS. . . . . . . . . . . . . . .  98
Appendix C       LIST OF ABBREVIATIONS . . . . . . . . . . . . 101
Appendix D       PANDA GATECYCLE SUMMARY . . . . . . . . . . . 105

List of Tables   1-1   Project Relationships . . . . . . . . .   3
                 5-1   Capital Budget Details. . . . . . . . .  38
                 5-2   Similar Gas Turbine Projects. . . . . .  39
                 5-3   Commissioning Budget. . . . . . . . . .  40
                 5-4A  Unit 1. . . . . . . . . . . . . . . . .  42
                 5-4B  Unit 2. . . . . . . . . . . . . . . . .  43
                 5-5   Maintenance Requirement . . . . . . . .  44
                 7-1   PEPCO Dispatch Segments . . . . . . . .  53
                 8-1   Operations and Maintenance Costs. . . .  70
                 8-2   Comparisons of O&M Budgets for Gas
                         Turbine Projects. . . . . . . . . . .  71
                 9-1   Performance Guarantees. . . . . . . . .  76
                 9-2   Design Base Conditions for Plant
                         Operation . . . . . . . . . . . . . .  77
                 9-3   Summary of Raytheon's Liquidated
                         Damages and Bonuses . . . . . . . . .  81

List of Figures  8-1   Organization Chart. . . . . . . . . . .  75





                                 Section 1
                                INTRODUCTION


At the request of Panda Energy International (Panda), Pacific Energy Systems, Inc., reviewed the Panda-Brandywine Cogeneration Project, which is located south of Brandywine, Maryland, in Prince George's County. The Project is to be built on industrialzoned property by the owner, Panda-Brandywine, L.P. It is being developed by Panda Energy International, Inc. (Panda), of Dallas, Texas, an affiliate of the owner. Steam from the cogeneration project will be supplied to the adjacent distilled-water plant owned by Brandywine Water Company, an affiliate of Panda Energy. The review included:

        - An examination of the available Project documents (listed in Appendix A) and the Project drawings (listed in Appendix B)

        - Construction monitoring since April 1995,including monthly site inspections and approval of funding draws

        - Several meetings at GE Capital in Stamford, Connecticut, to discuss Project details, contract issues, pro forma development, and permit issues

A detailed list of Project participants and their relationships to the Project is presented in Table 1-1. An engineering, procurement, and construction (EPC) contractor, Raytheon Engineers & Constructors (Raytheon), is responsible for the Project design, engineering, procurement, and construction. The cogeneration plant and the distilled-water plant will be operated by Ogden Brandywine Operations, Inc. (operator), a subsidiary of Ogden Power Corporation.

Panda Energy hired Gilbert/Commonwealth, Inc., as the owner's engineer to review the engineering and design work performed by Raytheon. C.H. Guernsey and Companyreviewed the electrical interconnect of the plant and will assist Panda-Brandywine in the startup and testing of the facility.

General Electric Capital Corporation (GE Capital) has provided a $215 million construction loan to the Project and has committed to provide lonterm financing under a single-investor lease with the owner.

The power plant is designed to deliver 230,000 kilowatts (kW)(1) of electricity to Potomac Electric Power Company (PEPCO). The plant is a combined-cycle cogeneration facility that, in addition to its electrical output, will also provide up to 34,000 pounds per hour (lb/hr) of steam to Brandywine Water for use in the distilled-water process. The primary fuel is natural gas, but the plant will also be capable of burning oil during gas curtailment periods.

Pacific Energy Systems has independently reviewed the areas of Project engineering, cost, schedule, permits, contracts, operations and maintenance, and performance estimates for completeness, risk, variation from practices typical in the industry, and the ability of the Project to perform as intended.

Because Panda-Brandywine is a partnership with no employees, Panda Energy International (the developer) is supplying a project manager, project engineer, and other key individuals on behalf of Panda-Brandywine. In order to make this report easier to read, the term "Panda" is used in a generic sense to mean both owner and developer. Where clarification is important, specific terms or "owner" and "developer" will be used.

-----------------------------
(1) A list of technical abbreviations used in this report may be found in Appendix C.




                               Table 1-1
                         PROJECT RELATIONSHIPS

       Party                   Project                Remarks
                             Affiliation
-------------------------------------------------------------------------------
Panda-Brandywine             Project name          Project is located south of
Cogeneration                                       Brandywine, Maryland, in
                                                   Prince George's County.

Panda-Brandywine, L.P.       Owner                 The limited partnership set
                                                   up to hold all project
                                                   assets.

Panda Energy International   Developer             The principal developer of
                                                   the project and an affiliate
                                                   of the owner.

Brandywine Water             Steam host            An affiliate of Panda Energy
                                                   International.  Will
                                                   purchase steam to distill
                                                   water and  sell it to local
                                                   users of highly pure water.

Ogden Brandywine             Operator              Will operate and maintain
Operations, Inc.                                   the project under contract
                                                   with Panda-Brandywine, L.P.,
                                                   and is a subsidiary of
                                                   Ogden Power Corporation.

Gilbert/Commonwealth, Inc.   Owner's               Has responsibility for
                             engineer              detailed design review and
                                                   construction quality
                                                   control on behalf of the
                                                   owner.

Raytheon Engineers           EPC                   United Engineers &
Constructors                 contractor            Constructors, Inc., dba
                                                   Raytheon Engineers &
                                                   Constructors, has a turnkey
                                                   contract for engineering,
                                                   procurement, and
                                                   construction of the
                                                   cogeneration facility.

General Electric              Lender               GE Capital has provided a
Capital Corporation                                $215 million construction
                                                   loan and a 20-year lease
                                                   commitment for lonterm
                                                   financing.

Potomac Electric              Power                PEPCO has contracted to
Power Company                 purchaser            purchase up to 230 MW of
                                                   dispatchable capacity and
                                                   associated energy from the
                                                   cogeneration plant.

Mattawoman Wastewater         Cooling              MWWTP will supply water for
Treatment Plant (MWWTP)       water supply         cooling tower makeup and
                                                   will operate the 17-mile
                                                   pipeline and pumping plant.
                                                   The MWWTP is part of the
                                                   Washington Suburban Sanitary
                                                   Commission (WSSC) and
                                                   provides treatment
                                                   requirements for Prince
                                                   George's County and Charles
                                                   County.

Public Service                 Permitting          The Maryland Public Service
Commission (PSC)               agency              Commission has the primary
                                                   and exclusive right to
                                                   permit the project under a
                                                   Certificate of Public
                                                   Convenience and Necessity.

Power Plant Research            Permitting          The PPRP is part of the
Program (PPRP)                  support             Maryland Department of
                                                    Natural Resources (DNR),
                                                    which provided key analysis
                                                    for the PSC during the
                                                    permitting process and
                                                    will have broad reporting
                                                    and review rights over the
                                                    operating plant.

Air and Radiation                Permitting         The ARMA is part of the
Management Administration        support            Maryland Department of
(ARMA)                                              Environment, which
                                                    provided key analysis for
                                                    the PSC during the
                                                    permitting process and will
                                                    have broad reporting and
                                                    review rights over the
                                                    operating plant.

Southern Maryland                 Local             SMECO will supply power for
Electrical Coop (SMECO)           utility           construction and for
                                                    operation of auxiliaries
                                                    during shutdown periods.



                                   Section 2
                       EXECUTIVE SUMMARY AND CONCLUSIONS


                                  INTRODUCTION

PROJECT BACKGROUND

The Panda-Brandywine Cogeneration Project is located on industrial-zoned property south of Brandywine, Maryland, in Prince George's County. The Project is a combined-cycle cogeneration facility designed to deliver 230,000 kilowatts
(kW) of electricity to Potomac Electric Power Company (PEPCO), and will supply up to 34,000 lb/hr of steam to Brandywine Water for distilling water. Natural gas is the primary fuel, but fuel oil may be used during gas curtailments. The distilled-water plant is necessary as a steam host to ensure the Project's status as a qualifying facility (QF).

Panda-Brandywine, L.P., is the project owner and Panda Energy, an affiliate of the owner, is the developer. Ogden Brandywine Operations, Inc., a subsidiary of Ogden Power Corporation, will operate both the cogeneration facility and the distilled-water plant. Raytheon is responsible for the design, engineering, procurement, and construction of the Project. GE Capital provided construction financing to the Project and will provide lonterm financing under a single-investor lease with the owner. A list of Project participants and their relationships to the Project appears in Table 1-1.

INDEPENDENT ENGINEER'S WORK

Pacific Energy Systems was retained by GE Capital to perform a due diligence review of the Project. The review culminated in a Technical Review dated March 1995. The Technical Review included:

        - An examination of the available Project documents (see listing in Appendix A) and the Project drawings (listed in Appendix B)

        -    A visit to the proposed Project site

        - Several meetings at GE Capital in Stanford, Connecticut to discuss Project details, contract issues, pro forma development, and permit issues

        - Several conference calls among GE Capital, Panda Energy, Pacific Energy Systems, and various legal counsels

Since March 1995, Pacific Energy Systems has monitored construction of the Project. The latest visit to the Project site by Pacific Energy Systems occurred June 19, 1996 (see photographs in Appendix F).

INDEPENDENT ENGINEER'S QUALIFICATIONS

Pacific Energy Systems has provided engineering services to approximately 50 power plants over the last seven years. Services included technical review, construction monitoring, performance testing and certification, and operation and maintenance audits. Approximately half of these plants utilized combined-cycle combustion turbine technology with cogeneration, as does the Panda-Brandywine Cogeneration Project.

Pacific Energy Systems served as the independent engineer on the Panda-Brandywine Project for GE Capital. David G. Young and John R. Martin, who performed that work, have over 50 years combined experience in power plant design, siting, permitting, review, and evaluation.

STRUCTURE OF THIS REPORT

This report is based on the due diligence activities previously completed by Pacific Energy Systems, as well as its ongoing construction monitoring of the Project. The Executive Summary follows the format of the scope of work provided by Panda Energy. Details and relevant documents are attached as appropriate.


                   CURRENT ASSESSMENT OF PROJECT STATUS

CONCLUSIONS AND RECOMMENDATIONS

On the basis of Pacific Energy Systems' review of available information, Pacific Energy Systems concludes that the Panda-Brandywine Cogeneration Project is technically feasible and that its design is similar to that of several successfully operated combined-cycle gas turbine plants. The design appears to be adequate to meet the contractual commitments specified in the Power Purchase Agreement (PPA) with PEPCO and Steam Sales Agreement (SSA) with Brandywine Water Company, environmental permit conditions, and qualifying facility requirements.

The majority of the equipment components can be considered commercially available and are widely used in similar utility and industrial applications. If constructed, operated, and maintained according to the design criteria and manufacturers' recommendations; and if critical parts are properly renewed and replaced, the plant will perform as anticipated and with a projected life that exceeds the 25-year primary term of the PPA.

CONSTRUCTION SCHEDULE

In the Construction Agreement, Raytheon guarantees that commercial operation of the plant will occur no later than the Guaranteed Completion Date of October 31, 1996. Based on this completion date, construction is ahead of schedule.
As of July 15, 1996, construction was approximately 90 percent complete.
It is reasonable to expect commercial operation by the end of September 1996. Final acceptance, is expected in April 1997, as scheduled.

CONSTRUCTION BUDGET

The budget for development of the Project is $215 million. This total includes plant construction by Raytheon, the construction of a water supply line and transmission line, and work performed by others. The $215 million budget also includes interest during construction and other financing costs. Details of the original budget are shown in Table 5-1. Cost overruns have occurred in some budget items while other items have been completed under budget.
Overall, construction is expected to be completed at approximately $200,000 to $300,000 below the original Project budget which included approximately $8.7 million for contingencies. As shown in Table 5-1, almost all the contingency remains unspent.

Panda Energy budgeted $5.8 million for its expenses during startup and commissioning. This budget is consistent with experience at other projects.

TECHNICAL PERFORMANCE

After its 1994-95 review of the Project design and the selected equipment, Pacific Energy Systems concluded that all performance standards required under the Construction Contract, including power and heat rate, could be met. The guaranteed net power output is 230,000 kW. The guaranteed heat rate is 7,124 Btu/kWh (LHV). That conclusion remains valid.

AIR EMISSIONS

In the Construction Agreement, Raytheon guarantees air emissions from the plant will meet the emission limits of the U.S. Environmental Protection Agency
(EPA), Prevention of Significant Deterioration (PSD) permit, the Certificate of Public Convenience and Necessity (CPCN), and Maryland Public Services Commission (PSC).

The Project, as originally designed, was capable of meeting the air emission standards of the EPA and the Maryland PSC. Nothing has changed since the design phase that would diminish this capability. General Electric Power Systems has provided a letter guaranteeing that the turbines will meet CPCN standards. Other projects that use similar GE turbines have complied with air emission standards similar to those required of this Project.

POWER PURCHASE AGREEMENT

The PPA provides for a monthly capacity payment and a monthly energy payment. Pacific Energy Systems has reviewed the sample calculations in the PPA for the respective payments and found them to be correct based on the assumptions used in the PPA. However, the actual payments will be based on the actual operation of the plant in the future.

A "Joint Operating Procedure" has been agreed to by Panda and PEPCO. It provides for coordination of dispatching and provides procedures for resolving disagreements that may arise under the PPA during operation.

QUALIFYING FACILITY STATUS

To be a Qualifying Facility under PURPA, five percent of the useful energy (i.e., the sum of the generated electrical energy plus the thermal energy sent to a host) from a power plant must serve a thermal load. The thermal load for this Project is a water distillation plant that is being constructed by Raytheon under the Construction Agreement. Raytheon is contractually committed to have the distilled-water plant ready for commercial operation at the time the power plant begins commercial operation. The quantity of steam exported to the distilled water plant is to average 34,000 lb/hr which will ensure the five percent requirement is met.

The distilled water also must be used beneficially. The U.S. Navy, at its Indian Head Naval Facility, has signed a purchase order for all the distilled water produced by the plant.

A QF must also meet an efficiency standard that requires the net electric energy plus half of the useful thermal energy to equal or exceed 45 percent of the energy in the fuel. For this Project, the guaranteed heat rate limit of 7,124 Btu/kWh (LHV) equates to an efficiency of 48 percent. The efficiency standard for QF status is, therefore, satisfied regardless of the thermal load.


                          SUMMARY OF DUE DILIGENCE

CONTRACTS

Pacific Energy Systems reviewed the six agreements described below in the course of its due diligence work.

Power Purchase Agreement

Under the PPA, PEPCO has agreed to purchase all of the electricity generated by the Project. The PPA places several restrictions and requirements on Panda and allows for extensive monitoring of the Project before and during its operation. If Panda fails to meet the requirements of the PPA, the agreement allows for reduced payments or cancellations.

The plant will be fully dispatchable to meet PEPCO's requirements except for the production of 99 MW for 60 hours per week which PEPCO must take from the plant.

Under the PPA, the following deposits and reserves are required. All are in place through letters of credit provided by GE Capital:

       -    Development Security ensures the Commercial Operation Date is met.

       - Interconnection Security ensures PEPCO is paid for costs associated with the interconnection facilities between the Project and the PEPCO system.

       - Performance Security covers damages resulting from termination of the PPA after the Commercial Operation Date.

       - Maintenance Reserve covers major overhaul costs incurred by the Project.

Construction Agreement

The Amended and Restated Turnkey Cogeneration Facility Agreement between Panda-Brandywine, L.P. and Raytheon is also referred to as the Construction Agreement or the EPC Contract. The EPC contract is for a fixed fee of $118 million. It includes design, engineering, project management, labor, equipment, and materials to construct, start up, and carry out performance tests (for the power plant and distilled-water plant only) of the following project components.

        - The power plant and supporting facilities within the main fence area

        - A section of Betty Boulevard (an access road to the industrial park)

        -    The distilled-water plant

        -    The fuel-oil storage tank

Utility support systems outside the fence (including the electric transmission lines, effluent pipeline, and the gas supply line) are outside of Raytheon's scope of work. The transmission line was constructed by C.W. Wright Construction Company, Inc., and is complete. PEPCO has issued a letter stating it will accept the line.

The effluent pipeline and the gas supply line are complete. The associated pump station is 85 percent complete and is expected to be operational by the anticipated commercialization date.

Completion of the plant and acceptance by Panda have the following two key milestone dates:

         - Commercial operation is scheduled to occur by October 31, 1996. It occurs when the plant has passed the 48-hour test outlined in Section 19.5.1 of Raytheon's scope of work. Penalties apply for not passing the test on schedule. It is anticipated that Raytheon will begin commercial operation by the end of September 1996.

         -    Final acceptance is anticipated by the end of April 1997.
              In order to meet final acceptance, Raytheon must complete the following:
                   -    Pass performance tests and correct deficiencies
                   -    Build the plant to final specifications
                   -    Synchronize the plant to the PEPCO grid
                   -    Complete all work affecting normal plant operation
                   -    Ensure that punchlist work will not interrupt plant
                          operations
                   -    Ensure that steam is going to the steam host
                   -    Obtain a completion certificate from the owner
                   -    Certify that construction is in accordance with
                           governmental requirements

The Construction Contract is a fixed turnkey agreement that provides for liquidated damages to ensure Raytheon meets all performance guarantees and bonuses if performance exceeds guarantees by specified amounts. It is expected that guaranteed completion date of October 31, 1996, will be met and the project will be completed within budget. Performance guarantees under the Construction Contract are discussed in the sub-section entitled "Facility Performance" in Section 2 of this report.

Liquidated damages are provided to ensure Raytheon's diligence in meeting all guarantees. The contract provides for an $80,000 per day penalty for delay of completion after October 31, 1996, up to a maximum penalty of $14.4 million. The contract provides for performance bonuses if performance exceeds guarantees by specified amounts.

The Construction Contract commits Raytheon to provide or obtain limited spare parts, building occupancy permits, limited warranties against deficiencies, and manuals and training for O&M personnel. Provisions are made for the arbitration of disputes arising under the Construction Contract.

Operation and Maintenance Agreement

Panda-Brandywine, L.P. and Ogden Brandywine Operations, Inc., signed an Operation and Maintenance Agreement on November 21, 1994. Ogden Brandywine Operations is a wholly-owned subsidiary of Ogden Power Corporation which is a subsidiary of Ogden Environmental and Energy Services of Fairfax, Virginia, which is a wholly- owned subsidiary of Ogden Corporation (Ogden).

Ogden is a technical services company with more than $2 billion in annual sales and more than 1,300 employees who operate and maintain power projects including waste-to-energy, hydroelectric, and geothermal projects. Gas turbine operation is relatively new to Ogden, but it has hired sufficiently skilled home-office personnel to support the Project. Local hiring has been completed and the experience level is substantially higher than Pacific Energy Systems has seen in most other facilities.

The annual O&M budget for the Project is approximately 20 percent lower than budgets for other recently-constructed gas turbine projects with which Pacific Energy Systems is familiar. However, the budget is reasonable. Economies of scale might explain, in part, its magnitude in comparison to other projects.

After the Actual Commercial Operation Date, operator compensation is fixed at $117,750 per month, adjusted for performance, plus all reimbursable costs incurred under the agreement. Performance adjustments are allowed for the equivalent availability factor (EAF) and for the capacity performance.

The O&M Agreement provides for termination under several conditions Pacific Energy Systems believes are reasonable. It also contains reasonable provisions for force majeure, arbitration, renegotiation in case of substantial changes to the facilities, and Owner oversight over unbudgeted purchase orders in excess of $1,000.

Steam Sales Agreement

A steam sales agreement was entered into on March 30, 1995 between Panda-Brandywine, L.P. and Brandywine Water Company. Panda will sublease the distilled-water plant to Brandywine Water Co. Panda will sell steam (thermal energy), cooling water, and feed water to Brandywine Water Co. Panda also will provide operating, maintenance, and wastewater disposal services for the distilled-water plant. Brandywine Water Co. will sell distilled water and must purchase enough steam to maintain the Project's QF status. Panda has not guaranteed any specific amounts or periods of time for thermal energy delivery.

Pacific Energy Systems believes that the SSA is sufficient to ensure the continued QF status of the Project.

Water Purchase Agreement

A Treated Effluent Water Purchase Agreement between the county commissioners of Charles County, Maryland, and Panda-Brandywine, L.P. was signed September 13, 1994. It allows the project to receive 2.7 million gallons of treated effluent per day (mgd). The Agreement commits Panda to construct the 17-mile pipeline at its own expense. The Project budget contains approximately $10.6 million for this purpose. Upon completion, the portion of the pipeline in Charles County is to be turned over to the county. The capacity of the line is to be 3.0 mgd. Effluent not needed by the Project may be provided to other customers with which the county may contract.

The Water Purchase Agreement is for a term of 25 years with options for three 5-year extensions. Panda will pay $1.00 per thousand gallons of effluent used for the first 10 years with escalation occurring thereafter in accordance with the Consumer PriceIndex. Panda must also pay certain fixed expenses associated with maintaining the pipeline and its right-of-way. The effluent pipeline was built by Flippo Construction Company. It has been completed from the wastewater treatment plant to the cooling tower.

The pump station for pumping effluent through the pipeline is being built at the sewage treatment plant by J.L.W. Construction. It is 85 percent complete. Completion is expected by early August.

Natural Gas Agreements

A detailed study of the gas contracts has not been a part of Pacific Energy Systems' past due diligence activities on the Project. C.C. Pace Resources, Inc., conducted an independent review of the Project's fuel supply plan.

The required gas transmission line for the Project, which interconnects into the Washington Gas and Light (WGL) system, is complete.

DESIGN FEASIBILITY

The basic plant design, gas-fired combined-cycle, has been used in numerous similar installations and is well established in the utility industry.

PROJECT COSTS

The capital budget for the Project was $215 million including a contingency of approximately $8.7 million. Details of the budget are shown in Table 5-1. Actual capital expenditures are expected to be $200,000 to $300,000 less than the budgeted amount. Cost overruns on some budgeted items have been more than compensated for through savings on other cost items.

The ICF projections appear to reflect reasonable expectations of Project expenses. Agreements for operating and maintaining the plant; for purchasing fuel and water; and for selling electricity are structured to provide for contingencies in a manner that is consistent with good practice in this industry.

PERMITS

All required permits and licenses either have been obtained or are reasonably expected to be obtained within a time frame that will not delay the planned operation of the Project.



                           FACILITY DESCRIPTION

SITE

The Project is located in an industrial park south of Brandywine, Maryland in Prince George's County. The site is located 2,000 feet east of Highway 301 on Cedarville road, adjacent to the Conrail railroad tracks on the east, bounded on the west by Betty Boulevard, which will be built as part of the Project. Some of the site is in a wetland. All appropriate permits for use of that area have been obtained.

FACILITY COMPONENTS

Mechanical Systems and Steam Generators

The project will use two GE-supplied PG7111EA combustion turbinegenerators, each matched with its own three-pressure-level heat recovery steam generator
(HSRG). Each turbine-generator will have an output of 81.3 MW. The steam from the two HSRGs will be used in a single GE steam turbine with a capacity of 83.7 MW. The steam turbine can operate using steam from either of the HRSGs individually or from both HSRGs. The combustion turbine-generators will fire on natural gas with No. 2 fuel oil as an auxiliary fuel. The balance of plant equipment includes a condenser, four-cell evaporative cooling tower, water treatment system and fuel oil handling system.

Process steam to the distilled-water plant will be supplied from the low-pressure section of the HRSGs and can be supplemented with steam turbine extraction steam.

The exhaust steam from the steam turbine is condensed in a surface condenser. Cooling tower makeup water will be supplied via a 17 mile pipeline from the Mattawoman Wastewater Treatment Plant. Well water is available onsite as a backup.

The gross plant electrical capacity is 246.3 MW during steam export to the distilled-water plant at the rate of 34,000 pounds per hour (lb/hr) (i.e., two times 81.3 MW plus 83.7 MW). The guaranteed net output is 230 MW which accounts for in-plant use of electric power and derating due to hot and humid atmospheric conditions.

Gas will be supplied via a pipeline. Backup fuel oil will be stored in a tank located adjacent to the site.

The design of the plant is proven in the electric utility industry. Design features such as redundancy and backup that are in accordance with industry practice have been included.

One notable feature of the plant is that it is highly dispatchable and will be started and stopped frequently. Several features could be added to the plant now or after startup that would make the cycling of the plant more reliable and less costly. The current design, however, is sufficient to achieve the performance assumed in the pro forma.

The plant is expected to be heavily dispatched by PEPCO from a minimum guarantee dispatch of 99 MW on a 12-hour daily cycle, 5day week to full load at 230 MW.

Environmental Controls

The major air pollutant of concern is NOx. The turbines use dry, low-NOx technology. Water injection will be required only when the plant is operating on oil. No duct burners, gas compressors, or selective catalytic reduction
(SCR) is required now, but it can be added later if needed.

The project has obtained a CPCN from the Maryland PSC. To obtain a CPCN, emissions were reviewed in accordance with PSD requirements. All associated approvals have been obtained.

In developing the CPCN, the Maryland PSC included input from all other state agencies and local governments that deal with environmental regulation, and all permits required to date have been received. It is anticipated there will be no problems obtaining other required permits.

Electrical Intertie

The interconnection of the Project to the PEPCO system is included in the PPA. At Panda's expense, PEPCO will provide all required interconnection equipment, safety devices, and metering at its Burches Hill Substation.

C. W. Wright has constructed a 7-mile long 230 kV transmission line from the plant to the Burches Hill Substation. Ownership of the line will be transferred to PEPCO. The transmission line has been completed and is energized, and it is backfeeding the switch gear at the power plant. PEPCO has issued a letter stating it will accept the transmission line.


                         FACILITY PERFORMANCE


POWER AND HEAT RATE

Under Article 5.0 of the EPC contract, Raytheon guarantees a net power output of 230,000 kW and a net heat rate of 7,124 Btu/kWh (LHV). These performance parameters are to be met under a set of conditions including the export of 34,000-lb/hr steam. Pacific Energy Systems evaluated the plant using "Gatecycle," a power plant design and performance software package. The evaluation predicts the guarantees can be met. Nothing has changed during construction to alter this conclusion.

The heat rate of 7,124 Btu/kWh (LHV) and capacity of 230,000 kW are for a new, clean plant. Performance degrades during operation until the prime equipment is overhauled and key parts are repaired or replaced. This is common for all mechanical systems. As discussed in Section 5, Pacific Energy Systems provided ICF with our estimates of the heat rate and plant output capacity for each year from 1996 through 2021 for use in its Project projections. Pacific
Energy Systems' estimates are based on dispatch estimates provided by ICF Resources and on performance degradation curves provided by General Electric Power Systems. Our estimates are consistent with common industry practice. However, they are dependent on the information provided by others and on operating conditions and maintenance practices.

EMISSIONS

The turbines use dry, low- NOx control technology which is stateof-the-art for this type of application. The Project has undergone review for PSD standards and has been duly permitted.

Under the Construction Agreement, Raytheon guarantees that air emissions from the plant will meet the emissions limits of the U.S. EPA PSD permit and the permits by the Maryland CPCN proceedings. General Electric Power Systems has issued a letter guaranteeing its turbines will meet these emission limits.

Emission limits for some power plants necessitate the use of SCR to control NOx. SCR is not required for this project and is not included in the current design. However, if needed in the future it can be added to the HRSGs.

RELIABILITY

Net power output, heat rate, emissions, and noise limits are guaranteed by Raytheon and are achievable with the Project's technology and construction standards.

The following plant performance tests for the Project will be completed before final acceptance:

        -    48-hour net electrical output performance test
        -    Net plant heat rate test
        -    200-hour capacity test
        -    Stack test
        -    Noise test

The Operation and Maintenance Agreement promotes reliability by providing for a full-time owner's representative to administer Panda-Brandywine's responsibilities, to monitor the operation of the plant, and to direct economic and financial matters.

Raytheon warrants, under the Construction Agreement, that the plant will be free from defects or deficiencies until the later of: (a) one year from commercial operation; or (b) one year from discovery or repair of defect or deficiency, but no later than the second anniversary of final acceptance. Furthermore, for any item that is repaired, replaced, or renewed more than once, Raytheon will undertake a technical analysis of the problem and clear the "root cause" of the problem. GE-supplied equipment is exempted from this warranty and is the responsibility of Panda.

The factors given above and the soundness of the Project design lead Pacific Energy Systems to conclude that the Project will perform as assumed in the pro forma and with a reliability that is typical of similar successful plants of its type.

AVAILABILITY

The PPA is based on a target availability in the range of 88 percent to 92 percent. Based on the design of the Project, Pacific Energy Systems believes this is a reasonable target. The PPA provides for an increase in monthly payments if the actual availability, as measured by the EAF is greater than 92 percent.

The PPA provides for a decrease in monthly payments if the EAF is less than 88 percent. Likewise, the O&M contract provides for bonuses and penalties if the EAF falls outside of the targeted range.

The review of the Gas Supply Agreement by C.C. Pace presents a generally favorable conclusion regarding the security of the gas supply.

USEFUL LIFE

The term of the PPA is 25 years. The anticipated useful life of projects similar to this project is often 25 years or longer. If the plant is operated, maintained, and renewed according to manufacturers' recommendations and standard industry practices, Pacific Energy Systems expects it to have a useful life of at least 25 years.

                        PERMITS AND LICENSES

All necessary permits and licenses have been obtained or can be obtained on a schedule that will not delay commercial operation of the Project.


                        CONSTRUCTION STATUS

Construction is expected to be completed on time and within budget. Construction is approximately 90 percent complete as of July 15, 1996. The plant is in the preliminary startup phase. The expected completion date is the end of September 1996.

Based on the construction progress report dated June 30, 1996 the construction status of major components is as follows:

        -    Piping - 98.2 percent complete
        -    Control cable terminations - 94.1 percent complete
        -    Instrument installation - 94.7 percent complete


                        ANCILLARY FACILITIES

Five ancillary, or offsite, facilities either have been built or are under construction. They are described in Section 4 of this report. A summary of the current status of each follows.

Effluent Water Supply Line

A 16-inch-diameter 17-mile long pipeline will carry effluent from the Mattawoman Wastewater Treatment Plant to the Facility. The treated wastewater will be used as cooling water for the power plant and as feed water for the distilled-water plant. The pipeline is currently complete from the wastewater treatment plant to the cooling tower of the power plant.

The pump station that is being constructed at the wastewater treatment plant is 85 percent complete.

230-kV Electrical Transmission Line

A 230-kV transmission line is needed to connect the project's dead-end tower to PEPCO's Burches Hill Substation. The transmission line is complete and energized.

Natural Gas Line

Washington Gas Light Company (WGL) is obligated to provide gas distribution facilities from the interstate pipeline at Cove Point to the power plant. The provision of metering, regulating, and appurtenant facilities required on the project site are included in WGL's commitments.

The WGL pipeline is currently complete to the plant meter. Work on controls is in progress and is expected to be finished by July 1, 1996.

One section of pipeline is being built by Columbia Pipeline Company at a cost of $6.8 million. Completion is expected prior to commercialization of the plant. However, if it is not complete by that time, gas is available from other sources. Delays on this section of pipeline will not delay startup of the Project.

Distilled-Water Plant

To maintain status as a QF, at least 5 percent of the useful energy output from a power plant must be used by a thermal host. The thermal host for the Project is a distilled-water plant owned by Brandywine Water, an affiliate of Panda Energy. The distilledwater plant will start up with the power plant. Raytheon is committed to accomplish this and Pacific Energy Systems believes it is a reasonable expectation.

Betty Boulevard

Prince George's County requires Panda to construct the section of Betty Boulevard that fronts the Project site. Construction is included in the EPC contract and will be completed some time after commercialization of the plant. Completion of Betty Boulevard is not crucial to the operation of the plant and no major problems are anticipated.


                              Section 3
                             ENGINEERING


                      OVERALL PLANT DESCRIPTION

The Panda-Brandywine Cogeneration Project is a combined-cycle power plant located south of Brandywine, Maryland, in Prince George's County, 2,000 feet east of Highway 301 on Cedarville Road. The plant is adjacent to the Conrail railroad tracks on the east and will be bounded on the west by Betty Boulevard, which is to be built as part of the project.

The EPC contractor has guaranteed a net electrical output of 230 MW from the plant, corrected to 92 degrees F dry bulb, 50 percent relative humidity, with 34,000 lb/hr saturated process steam at 15 pounds per square inch gauge (psig) at the point of interconnection with 80 percent of the condensate returned and no boiler blowdown. The plant will be dispatched daily by PEPCO at a minimum of 12 hours per day during weekdays. There will be substantial additional dispatch during high demand periods. Partial load operation of each gas turbine will not drop below 80 percent of rated output.

The plant will use GE-supplied PG7111EA combustion turbinegenerators, equipped with dry, low-NOx combusters as the plant's prime movers. It is capable of being fired with either natural gas or No. 2 fuel oil. The Frame 7 has an output of 81.3 MW at 59 degrees F ambient temperature without inlet conditioning. The combustion turbine exhaust is routed from each unit through separate three-pressure-level, unfired HRSGs. Each HRSG will have its own stack.

A single steam turbine-generator, supplied by General Electric, will take steam from the two HRSGs to produce an additional 83.7 MW. Process steam to the distilled-water plant will be supplied from the low-pressure section of the HRSGs, supplemented with steam turbine extraction steam. The exhaust steam from the steam turbine is condensed in a surface condenser. Cooling tower makeup will be from the MWWTP effluent and will require a 17-milelong pipeline. Electricity from the plant will be transmitted over a 7.1-mile, 230-kV transmission line built by the project and tying into the PEPCO system at the Burches Hill Substation. The plant does not have black-starting capabilities but receives startup power from backfeed through the 230-kV transmission line. SMECO will provide auxiliary and startup power through the backfeed during periods when the gas turbines are not operating. The maintenance and administration buildings will be connected to SMECO by a feed from its local distribution system at all times.

                DESIGN CONCEPTS AND TECHNOLOGY ASSESSMENT

The Panda-Brandywine facility is being designed as a dispatchable combined-cycle power plant. The GE frame units have very successfully met utility needs for peaking in simple-cycle configuration and in base-loaded combined-cycle configuration. The GE Frame 7s to be used at Panda-Brandywine are heavy-duty, industrial-grade, packaged combustion turbine-generators with a proven record of reliability in electric generation service. Overall, it is Pacific Energy Systems' opinion that, if the plant is built as specified in the EPC scope document, it will be capable of meeting all operating and dispatch requirements. However, Pacific Energy Systems also believes that, because of the daily cycling of the combustion and steam turbines, additional design modifications could be made to enhance the operation and reliability of the plant while lowering lonterm operation and maintenance costs.

Pacific Energy Systems representatives have observed the use of several of the following design modifications to enhance combinedcycle plants that are started and stopped on a daily basis:

        -   Dampers in the HRSG stack to hold temperature in the HRSG overnight

        - Sealing steam provided to the steam turbine from a small auxiliary boiler

        - Increased insulation on the HRSG outlet duct and stack to where the damper is located

        - Mechanical vacuum pump for condenser to pull vacuum quicker and hold vacuum overnight

        - Steam sparger to the condenser to assist in pulling vacuum and warming up

        - Auxiliary circulating water pump to hold vacuum on condenser when plant is down

        -   Drainable superheater coils

        -   Steam or electric heat on steam turbine casing

        - Use of more 100 percent capacity redundant pumps and auxiliary equipment

Pacific Energy Systems believes that some or all of the above changes would make operation and maintenance of a daily-cycled plant easier, less expensive, and more reliable. If Panda decides after startup (as others have) that installation of these items is cost effective in fuel savings, most of them can be added at a later time.

The gas turbines are being equipped with GE's dry, low-NOx burners, which are state of the art for primary emissions control technology. Early reports from plants using these burners on similar Frame 7 units indicate that the gas turbine can meet the permit requirements for NOx and carbon monoxide (CO) emissions of 35 lb/hr [9 parts per million by volume, dry (ppmvd)] and 50 lb/hr, respectively. Oil firing requires some water injection to keep NOx emissions at or under the 239 lb/hr (54 ppmvd) limit. The fuel oil burned in the combustion turbines shall contain no more than 0.05 percent sulfur by weight. All emissions are controlled without the use of an SCR system or ammonia injection.

In order to prevent depletion of groundwater in Prince George's and Charles Counties, Panda Energy has elected to use effluent from the MWWTP for cooling tower makeup. While this is not a common practice throughout the industry, it is done frequently enough that no major problems are anticipated with the use of wastewater effluent. If setbacks at the MWWTP prevent use of the effluent for periods of time, the plant has sufficient onsite well water capacity.

Most of the remaining plant equipment at Panda-Brandywine shows proper redundancy and a conservative design philosophy. Most pump applications are designed with three 50 percent capacity units, and critical applications, such as the boiler feedwater, have two 100 percent capacity units. Contrary to common practice in most combined-cycle cogeneration plants, no standby diesel generator is included. Since auxiliary power will normally come from the Southern Maryland Electrical Coop (SMECO) while the plant is off-line, it can be backfed through the 230-kV intertie with PEPCO; therefore, a standby diesel generator is not an important issue for redundancy. The design criteria for the uninterruptible power supply (UPS) and battery system appear satisfactory to meet any safety concerns required to shut down the plant safely should a total loss of power (transmission line outage) occur. A modification in the design, made shortly before financial closing, removed the alternate connection from SMECO to the UPS. This could potentially hamper reclosing to the transmission system if the batteries were to run down during the shutdown. Panda is reviewing this and will correct it.

Overall, the Panda-Brandywine plant appears to have an adequate design philosophy, uses technology and equipment that are consistent with most combined-cycle cogeneration plants, and can be expected to operate as intended to meet contract requirements. The design modifications discussed above would improve the plant's operability and maintainability, but if they are not implemented, the plant can still perform at a level consistent with that anticipated in the ICF projections.

         MAJOR EQUIPMENT SELECTION AND VENDOR/SUPPLIER QUALIFICATIONS

The suppliers of major equipment components are as follows:

       Gas turbine(s)                     General Electric
       Steam turbine                      General Electric
       HRSG                               Nooter/Ericksen
       Cooling tower                      Hamon Cooling
       Distributed control system         Westinghouse Electric Corp.
       Water treatment system             EMCO Engineering
       Boiler feed, condensate and
         circulating water pumps          Byron Jackson Pumps
       Main step-up transformer           Schneider Canada (Federal Pioneer
                                            Division)

All of the above suppliers are well recognized in the industry for supplying reliable and high-quality equipment.


                               SPECIFICATIONS

Pacific Energy Systems reviewed several key specifications for equipment to be supplied on the Panda-Brandywine project and found them to be adequate to obtain the required equipment. Specification information and filled-in manufacturers' data were used as the basis for the mass and energy balance model of the plant, which is discussed in greater detail in Appendix D.

                      SYSTEMS AND EQUIPMENT DESCRIPTIONS

MECHANICAL SYSTEMS AND EQUIPMENT

Combustion Turbine

As previously stated, the Panda-Brandywine plant uses two GE PG7111EA (Frame 7) combustion turbines as the prime movers. The Frame 7 is a heavy-duty, single-shaft, simple-cycle gas turbine with a nominal capacity of 84.6 MW.


The turbine uses natural gas as its primary fuel and No. 2 fuel oil as an auxiliary fuel. Dry, low-NOx combusters are included to minimize NOx emissions when firing natural gas. Water injection is used to reduce NOx emissions when the gas turbine is operating on No. 2 fuel oil. The gas turbine-generator has the capability to switch fuels while synchronized to the transmission system, but not necessarily at full load. The natural gas fuel conditioning skid and fuel oil system with dual fuel oil filters are included as part of the turbine.


Several similar installations using GE's dry, low-NOx combusters have had serious combustion damage when transferring from gas to oil firing. GE has traced these problems to a primary liquid purge air check valve that has stuck in the open position during long periods of operation on gas prior to the switch to oil. GE has proceeded to make a number of hardware, software, and operational changes to units with the dry, low-NOx combuster. Pacific Energy Systems does not consider this to be a major risk to the project. GE has upgraded the check valve in all operating units, but is continuing to pursue (with check valve suppliers) a lasting and durable check valve design.

A specific concern is that GE is requesting dual-fueled units with dry, low-NOx combusters to switch to oil at least weekly for a short run on oil. This may have an affect on a number of items at Panda-Brandywine, including emission limits, hours available to operate on oil, and operating schedules.

The GE gas turbine-generator is furnished as a complete, packaged unit. It includes a closed, force-fed lubricating and hydraulic oil system; electric motor starting system; off-line compressor wash system; complete control system; and an automatic, selfcleaning, inlet air filtration system in an up-and-over orientation. Inlet evaporative coolers are provided on each gas turbine.

Under normal conditions, the gas turbines will be operated in a cyclic mode, being dispatched on and off daily, or more frequently if required by PEPCO. Hourly dispatches between 80 and 100 percent full load on each gas turbine are also expected.

Heat Recovery Steam Generators

Two HRSGs produce steam for use in the steam turbine-generator and for the thermal host, using the waste heat in the gas turbine exhaust. A single HRSG is matched to a single gas turbine. Each HRSG is a three-pressure-level, water tube, natural circulation boiler. Each HRSG includes a high-pressure superheater, evaporator steam drum, and economizer; an intermediate-pressure evaporator, steam drum, and high-pressure/intermediate-pressure (HP/IP) economizer; a low-pressure (LP) evaporator and steam drum; inlet and outlet duct; interconnecting piping; and a stack. A spool for future SCR installation is also included.

The HRSG has wall boxes and provisions for future installation of soot blowers or a high-pressure water wash system. Sampling ports for the continuous emissions monitoring system (CEMS) are included in the stack. The exhaust gases from the HRSG exit through a 15-foot-diameter, free-standing stack that is 165 feet above grade level.

The control of the HRSG is completely integrated with the distributed control system.

Steam Turbine

One GE steam turbine with a nominal design output of 84 MW is used. The steam turbine is an axial flow, base-mounted condensing steam turbine with two uncontrolled admissions and one uncontrolled extraction designed for normal inlet throttle steam conditions of 1,215 pounds per square inch (psia), 965 degrees F, exhausting to 2.9 inches mercury absolute (Hga).

The turbine is packaged complete with lube and hydraulic oil system, local gauge board, gland seal system with condenser and exhauster, and a GE Mark V Simplex control system.

Condenser

The condenser, supplied by Ecolaire Corporation, is designed to meet Heat Exchange Institute (HEI) standards and American Society of Mechanical Engineers
(ASME) Boiler and Pressure Vessel Code. The water boxes are full-access, bolted cover-plate type with inspection access provided to inlet and outlet water boxes. The condenser is designed to maintain backpressure required by the steam turbine guarantee rating (2.9 inches HgA) while operating with circulating water temperatures based on cooling tower performance at design ambient conditions of 92 degrees F dry bulb and 78 degrees F wet bulb.

The condenser also is capable of condensing full steam production from the HRSG HP, IP, and LP sections (with steam turbine offline) while maintaining the condenser pressure and temperature within the turbine manufacturer's limits for operation. The system is designed for a steam turbine bypass as well as for meeting startup and shutdown requirements.

The condenser system includes a single steam surface condenser and accessories, such as 304SS-22 BWG condenser tubes, steam jet air ejectors for normal operation, and hogging ejectors for startup with inter- and after-condensers.

Cooling Tower and Closed Cooling System

The cooling tower provides the means for rejecting waste heat from the steam turbine cycle and servicing plant equipment cooling loads. The cooling tower is a four-cell, induced-draft, counterflow evaporation tower. It is designed to operate under winter freezing conditions and to minimize the impact of fogging and drift emissions on the adjacent roadways. The cooling tower will operate on treated wastewater effluent. Circulating water is pumped by three 50 percent circulating water pumps.

The closed cooling system serves equipment cooling loads, such as lube oil coolers, gas compressor intercooler, generator coolers, pump-bearing coolers, and other equipment coolers. The closed cooling water system uses makeup water from the condensate system and is pumped by two 100 percent capacity cooling water pumps. Two 100 percent capacity heat exchangers are used for heat rejection to the circulating water system.

Condensate-Feedwater System

The condensate-feedwater system consists of a single external deaerator and six (three per train) boiler feed pumps.

The deaerator unit is a pressure-type, spray-tray deaerator with a horizontal storage tank. The storage tank is sized to contain, at 85 percent level, a volume of water to operate without makeup for a minimum of 10 minutes at maximum design feedwater rate.

The feed pumps are horizontal, centrifugal, multistage, horizontally split type. Each pump has an intermediate-pressure feedwater tap. One pump in each train is arranged to supply feedwater to either HRSG.

Raw Water System

The raw water system consists of two deep wells and a 420,000gallon combined raw water storage/fire protection tank. Each well has the capacity to provide sufficient water to operate the entire plant, including cooling tower makeup. The project is permitted to remove 64,000 gallons per day (gpd) from the ground for non-cooling tower process needs, and it may use up to 1,322,000 gpd for short-term periods if the MWWTP pipeline is unavailable. Of the raw water storage capacity, 312,000 gallons are reserved for the fire protection system.

Boiler Water Makeup System

Raw water from the raw water tank is transferred to two 100 percent makeup demineralizer trains by two 100 percent capacity makeup water pumps. The demineralizer treats the raw water to achieve a purity level acceptable for use in the HRSG. The demineralizer contains several components that perform the water treatment process, including arbon filter units, cation units, anion units, and mix-bed units. After treatment in the demineralizer, the water is routed to and stored in a 100,000gallon demineralized water tank. Two 100 percent capacity demineralized water transfer pumps pump water to the deaerator for boiler makeup, provide regeneration water for the demineralizer, and provide dilution water for neutralization in the wastewater neutralization process. Two 100 percent capacity condensate polishers remove iron, copper, and residual hardness from condensate returned from the steam host.

Wastewater Disposal System

Boiler blowdown, boiler drains, neutralization tank effluent, washdown, miscellaneous building waste, and sample lines are all routed to the cooling tower basin through an oil/water separator. Blowdown from the cooling tower and sanitary waste are disposed of through the tie to the local sewer interconnection, which is tied to the MWWTP. Drainage from outdoor paved areas is treated in a separate oil/water separator and disposed of through the sanitary sewer. Local drainage is routed to a settlement pond and then to an adjacent wetland area.

Fuel Gas Compressors

No fuel gas compressors are required for this project.

Auxiliary Systems

Fire Protection System. The fire protection system for the Panda-Brandywine facility consists of a main fire loop, an automatic sprinkler system, two 100 percent capacity pumps, 312,000 gallons of deaerated water storage, and a carbon dioxide (CO2) system. Each hydrant is rated at 500 gallons per minute
(gpm), and the system is sized to provide maximum demand to any fixture, supplemented with 500 gpm from the nearest hydrant.

The automatic sprinkler system is supplied from the main fire loop. Areas protected by the automatic sprinkler system include all buildings, areas of building, and individual equipment systems, as required by NFPA 850. This includes all transformers, lube oil equipment and piping, steam turbine bearings, cooling tower, fire pump building, control room, maintenance building, and fuel oil storage tank.

Pressure for the main fire loop is maintained by a single, electrically driven jockey pump. One diesel-driven fire pump and one electrically driven pump maintain the firewater flow rate during system use. The pumps are located in a separate pumphouse adjacent to the raw water tank.

Two automatically activated CO2 fire suppression systems are part of the fire protection system. One CO2 system protects the electrical and control cabinets in the distributed control system (DCS) equipment room. The other protects each of the gas turbinegenerators.

Fuel Oil Facilities. The No. 2 fuel oil facilities store and transfer fuel oil to the gas turbines. Fuel oil is stored in a 2,000,000-gallon tank. The tank is surrounded by a concrete containment dike designed to hold one and one-half times the volume of the tank. A tanker-truck unloading station is provided that is capable of unloading twice the maximum hourly fuel consumption of the gas turbine. The fuel oil transfer and unloading pumps are located inside the containment dike.

Miscellaneous. The plant includes other necessary auxiliary systems, such as building heating, ventilating, and air conditioning (HVAC) and service and instrument air systems; a 5,000-square-foot maintenance shop; and an administration building containing approximately 15 offices, conference rooms, and other support facilities, such as the control room, battery room, UPS room, and other areas.

ELECTRICAL SYSTEMS AND EQUIPMENT

Generators

A combustion turbine-generator (CTG) is included as part of each GE PG7111EA package. It has a synchronous machine enclosure for outdoor installation and an open-ventilated air cooling system, and is rated at 13.8 kV, three-phase, 60 hertz (Hz), 3,600 revolutions per minute (rpm). The gross output of the turbine-generator is 81.3 MW under International Standards Organization (ISO) conditions.

The steam turbine-generator (STG) is also supplied by GE. It is a 13.8-kV, three-phase synchronous machine with brushless excitation, neutral resistance grounding, and surge protection. The generator is rated 96 MVA at 0.85 power factor lagging. The generator rating is sufficient to support the steam turbine rating of 47.1 MW.

Both generators are capable of producing rated megawatts at power factors ranging from 0.85 lagging to 0.95 leading.

Both the CTG and the STG may be synchronized automatically or manually to the PEPCO system from the control room.

High-Voltage System

The substation at the plant interconnects the 230-kV high-side windings of each of the three generator transformers through separate 230-kV circuit breakers and 230-kV air break switches to a common bus. From there one 230-kV circuit breaker connects the plant generators through a new 230-kV airbreaker switch to a new 230-kV transmission line to PEPCO.

During normal operation, the plant auxiliary load will be supplied through the two-unit auxiliary transformer with a 13.8kV primary and 4.16-kV secondary. Exceptions are the maintenance and administration building which will be supplied directly from SMECO. Standby power from SMECO will be backfed from the PEPCO substation through the 230-kV transmission line.

Switchgear and Motor Control Centers

Auxiliary power will be distributed through 4,160-V metalclad switchgear and 4,160-V motor control centers. All large motors will be 4,160 V, including boiler feed pumps and circulating water pumps. 480-V secondary unit substations will supply the 480-V motor control centers. Both 4,160-V and 480-V systems will contain spare parts and provisions for future expansion.

Battery UPS System

A 125-V, direct current (dc) system and UPS will be provided to power circuits required for startup, shutdown, emergency shutdown, and normal plant operation. The batteries will be capable of safely shutting down the plant under emergency conditions without a source of auxiliary power or station service power and of continuing to operate critical systems for 1 hour following emergency shutdown. The UPS will be sized to supply power for 110 percent of the plant's critical 120-V alternating current (ac) loads.

As previously described, Panda will receive standby and startup power from SMECO via the PEPCO transmission line to the auxiliary power transformers, and SMECO will supply the maintenance and administration buildings directly. There is no backup to the UPS or battery charger. Therefore, if the plant comes off-line because of a problem associated with the transmission line, the balance of the plant has no power. Once the batteries are pulled down, the plant has no way to recharge the 125-kV breaker system. This could cause several problems, including the inability to reclose the 230-kV breakers in the plant's switchyard.

Instrumentation and Control Systems

The integrated control of all plant systems is accomplished using a distributed control system (DCS) that is designed to keep the number of plant operators to a minimum (normally two), while providing sufficient monitoring and control capabilities for continued safe and reliable plant operation.
The DCS alerts the operator to any abnormal conditions or situations that require timely manual intervention; and its interlocks and safety systems precipitate preplanned actions for those cases where unsafe conditions develop faster than the modulating controls or the operator can be expected to respond.

All instrumentation and control equipment is of recent proven design, selected to achieve the highest level of plant availability, ease of maintenance, and standardization throughout the project. The DCS is designed to provide automatic supervisorycontrol of the combined-cycle cogeneration plant and the distilled-water plant, as well as to initiate manual commands. The primary functions of the DSC are as follows:

        -   Manage supervisory controls
        -   Monitor plant process operations
        -   Monitor plant operating conditions
        - Advise (by display) operating personnel of plant's current operating status
        -   Enable operators to operate plant manually from control room

The DCS will interface with package equipment to perform some or all of the above functions for the gas turbines, steam turbine, HRSG, air compressor, sampling and chemical injection, condensate polisher, and water treatment as well as for the distilled-water plant, which in most cases will have local control panels or control panels in the control room.

The project has a continuous emissions monitoring system (CEMS) for NOx and oxygen (O2) installed, certified, and operational within 180 days of plant startup. Installation, operation, and testing procedures must be submitted to the Maryland Air and Radiation Management Administration (ARMA) and the Maryland Power Plant Research Program (PPRP) at least 180 days before purchase of the CEMS.

TELECOMMUNICATIONS

The Power Purchase Agreement requires telecommunications, such as an automatic generation control (AGC) between the plant and PEPCO's control center. The AGC will allow PEPCO to send a "desired generation" signal directly to the plant's coordinated control system. Volt ampere reactive (VAR) loads will also be sent by the AGC, which will monitor a number of other plant systems as well.

ELECTRIC AND MAGNETIC FIELDS

In order to minimize Radio Frequency Interference (RFI) impact of the U.S. Air Force's Globecom communication facility, which is located nearby, Panda had Met Laboratories, Inc., review various systems within the plant that might be modified to lower the potential for RFI. No modifications were required.

The use of bundled conductors on the transmission line is expected to minimize RFI on the 230-kV transmission line even though it passes within 1000 feet of the Globecom facility.


                       CIVIL/STRUCTURAL/ARCHITECTURAL

The project is located in a designated industrial park in Prince George's County southeast of Washington, D.C. The facility will be served by a new county road, to be built by the project along the project frontage.

Major buildings are the administration/maintenance building, gas turbine enclosure, and steam turbine building. The remaining structures on the site will include several small buildings such as the fire pumphouse and fuel oil pumphouse, large tanks, distilled-water plant, and cooling tower. Building siding will be steel wall panels with insulation between the exterior surface panel and the interior surface panel. All buildings will have circulating air ventilation fans and be fully heated during the winter. Administration areas and offices also will be air conditioned and heated.

A security fence will be built along the perimeter of the main plant site and around the switchyard. Motorized gates, video cameras, and a two-way voice communication system will be at each of the two main entrances to the plant.

Freeze protection is designed to prevent water from freezing in pipes down to minus 25 degrees C (-13 degrees F) with wind blowing at 15 miles per hour and the plant completely shut down. Freeze protection will be by electric, self-limiting, parallel heat-tracing cable along the pipes to be protected.

A cathodic protection system has been provided for underground carbon steel, stainless steel, brass, and copper piping; the bottoms of bed-mounted steel tanks; and the surface of the condenser and auxiliary cooling water heat exchangers on the circulating water side.

Landscaping is provided to enhance the visual appearance of the site from Betty Boulevard and to provide sound and visual protection for nearby residences on the south and east.


                                   Section 4
                              ANCILLARY FACILITIES

The Panda-Brandywine site was chosen because of the availability of the property within a designated industrial zone more than because of its convenience to water, fuel, power lines, or a steam host. Therefore, the facilities required to sustain the project have taken on more importance. Permitting, engineering, construction, operation, and budget are more significant for these ancillary facilities than they might be for similar cogeneration plants.

This section of the report will look at each of the five ancillary facilities: effluent water supply line, electrical transmission line, natural gas line, distilled-water plant, and Betty Boulevard. In this way, each facility can be analyzed independently of the cogeneration facility for risks, alternatives, and potential mitigation.


                         EFFLUENT WATER SUPPLY LINE

Cooling water and raw water for the distilled-water plant will be supplied to the project through a 16-inch-diameter, ductile-iron pipe approximately 17 miles (91,000 feet) long. The line will carry treated effluent water from the Mattawoman Wastewater Treatment Plant to the cogeneration plant's cooling tower basin. The agreement between the project and the Charles County commissioners requires the pipeline to be designed and sized to supply 3.0 million gallons per day (mgd). The project is entitled to use 2.7 mgd of effluent. The mass and energy balance indicates that about 1.8 mgd is actually required under continuous 230 MW production.

Quality control of the effluent will be closely monitored by both the county and the Project. An intermediate chlorination point is planned near the end of the pipeline. Control of the pipeline will be by telemetry to the county-owned facility. A low pressure signal will start up the pumps as the valves are opened at the cooling tower.

The project is responsible for permitting, design, and construction of the pumping station at MWWTP, the 17-mile pipeline, the chlorination station, and the intermediate pumping plants. Charles County will operate and maintain the pipeline and associated facilities.

The Pipeline route follows the Navy railroad right-of-way east for about 10 miles, where it interconnects with the Conrail railroad and proceeds north to the project site.


                      230-kV ELECTRICAL TRANSMISSION LINE

The project has built 7.1 miles of 230-kV transmission line from the project's dead-end tower to PEPCO's Burches Hill Substation. The transmission line facility was designed by Gilbert/Commonwealth, Inc., and constructed by C.W. Wright. The line was permitted as part of the Phase II CPCN for the Project (see Section 6). PEPCO has established general requirements for the line under the PPA and has the right to review and approve the final design and construction.

PEPCO will assume title to the transmission line upon the Schedule Commencement Date (first energy generation by the plant) provided Panda has demonstrated that the line meets all of PEPCO's requirements. These requirements include: that its construction is consistent with prudent utility practices, all permits have been received, and all rights-of-way have been obtained.

Only 4.3 miles of the line require new right-of-way, and nearly all of that is along the Conrail railroad right-of-way. For the remainder of the 7.1 miles, the transmission line will be added to towers on PEPCO's Burches Hill-Talbot 270-kV transmission line, which was designed for a double circuit but has one side open. The transmission line was examined during the CPCN hearing process to determine the impact it might have on homes, schools, and businesses along the right-of-way. By raising the singlepole structures carrying the line along the railroad right-of-way by 10 feet, Panda was able to demonstrate that electric and magnetic fields at the edge of the right-of-way were reduced to levels of one-fourth to one-fifth of any state regulations. The transmission line was found to have little or no impact on wetlands and property values.

C. W. Wright's budget to build the transmission line was $3,425,807. The transmission line was completed within that budget. Although it is not part of the transmission line, SMECO will interconnect with the Project in several places. It will provide construction power to Raytheon during the construction period. SMECO will also interconnect with the cogeneration facility to supply power to the administration/maintenance building during normal operation. The distilled-water plant will also be directly interconnected to SMECO for all electric power needs. Finally, all startup and standby power requirements will be met by SMECO through a wheeling agreement with PEPCO to backfeed the plant through the main transmission line.


                           NATURAL GAS LINE

In order to provide natural gas to the project site, Panda-Brandywine will cause the construction of several looped sections of Columbia Gas' transmission line and the local connection to the site by WGL.

Columbia Gas will loop three sections of their existing gas transmission line in West Virginia. The new gas pipeline, 3 sections will total about
6.8 miles. Columbia Gas is presently building these sections, which are more than 60 percent complete. The line should be completed by August 1996. Startup gas to the project is not dependent on completion of the gas pipeline by Columbia Gas.

WGL has completed the connection between its main transmission line and the project site. Presently it is completing the metering controls and adding a return line to its systems. WGL will complete the balance of its work by July 1, 1996, several weeks before Raytheon will need gas for first fire.


                         DISTILLED-WATER PLANT

The steam host for the Panda-Brandywine project is a distilled-water plant that will provide high-quality distilled water for use in industrial processes. The distilled-water facility will be owned by Brandywine Water, an affiliate of Panda Energy.

The heart of the distilled-water plant is a spray film evaporator, which uses spray nozzles to uniformly distribute the makeup feed over a horizontal steam tube bundle. Evaporation takes place as the steam inside the tubes condenses. The vapor is condensed in a water-cooled condenser. The equipment and process are used in a number of applications, including making distilled water. This is a standard industrial process and represents no technological risk. Water from the circulating water system will be used as makeup feed to the system.

The 220,000-gallon distilled-water tank provided has approximately 72 hours of storage. A truck fill station will fill 6,000- to 8,000-gallon tanker trucks in 20 to 30 minutes. Operation of the distilled-water plant will be through the DCS in the main control room of the cogeneration plant. Ogden
Brandywine, the operator, will make daily checks on the equipment. The truck fill station will be operated by the truck drivers.

The U.S. Navy has signed a purchase order for the entire output of the distilled water plant. The distilled water will be used at the Indian Head Naval Facility.


                           BETTY BOULEVARD

As part of the development process of the industrial park in which the project is located, Prince George's County requires that each participant set aside money for building an access road through the industrial park. Panda, instead, arranged to build the section of Betty Boulevard that fronts the project property. This allows the plant to complete its access road early and provide for the trucks required to bring fuel oil to the site and to ship ultra-pure water from the distilled-water plant.

Betty Boulevard will be built under the EPC contract according to Prince George's County plans and specifications. In order to prevent mud and dust problems and to ease congestion, the county required that the Project build a temporary access road to the site. This temporary access road has become part of the intersection of Cedarville Road and Betty Boulevard.



                                 Section 5
                         COST AND SCHEDULE ESTIMATES


The project capital and startup budgets were reviewed for completeness and accuracy and, where possible, were compared with those of similar projects. The project schedule was reviewed to identify areas that were too optimistic and areas where float requires close monitoring for changes that could affect the required completion dates.


                                CAPITAL COSTS

The total project capital budget for permitting, design, construction, startup, and financing is $215 million. A detailed budget breakdown is presented in Table 5-1. On the basis of the project design guarantee of 230 MW, the cost is approximately $935 per kilowatt.

A comparison of similar gas turbine projects' costs is shown in Table 5-2. Because there are so many variables associated with each project, a true comparison of projects is virtually impossible. Pacific Energy Systems has attempted only limited adjustments to correct these numbers for differences. However, Table 5-2 does give a reasonable picture of the costs to build similar projects. All costs in Table 5-1 were escalated at 3.5 percent annually from the on-line date of the Panda-Brandywine project. Where practical, the EPC scopes of all projects are nearly the same and include adjustments for preliminary engineering, interconnection costs, and gas pipelines.

The price per kilowatt for the EPC cost and project cost is the lowest of any similar plant studied in this review, primarily for three reasons. First, this is a two-gas-turbine plant, while plants A through D are all single-gas-turbine plants. The savings in scale comes from making some of the major equipment larger, rather than duplicating it. This includes the steam turbine, cooling tower, water treatment plant, and support facilities.

Second, the other two-gas-turbine plant, E, is very complex and includes several large diesel generator sets, an auxiliary boiler, and dry cooling instead of a cooling tower. All of these items add substantially to the capital and construction costs of Plant E.

Third, much of the Panda-Brandywine equipment was committed early and may have missed some of the escalation in cost that has been used to bring the numbers in Table 5-2 to a common year.

Nevertheless, the cost of developing Panda-Brandywine is low, whether it is compared with similar projects or with any new power plant. This low cost will give Panda-Brandywine an advantage in the future when PEPCO makes economic dispatch decisions.

Pacific Energy Systems believes that the Panda-Brandywine capital budget is adequate to build the project, and careful administration of the Raytheon contract has held change orders to a minimum.

The contingency of $8,760,000 is about 4 percent of the overall project cost. Again, through careful administration of the project, Panda has been able to hold the contingency about the same. With nearly 81 percent of the budget expended, there are no areas foreseen at this time that would be significant to draw this number down.


                             STARTUP COSTS

The EPC contractor, Raytheon, is required to supply all labor, equipment, and materials to test, start up, and commission the plant. The exceptions to this include the operator's labor cost (O&M employees are available to assist and receive training during startup, not to replace EPC contractor labor) and the cost of natural gas and fuel oil starting with the first actual or attempted performance test. All fuel needed in connection with the installation, adjustment, and testing of the plant after the initial actual or attempted performance test, will be paid for by Raytheon under terms of the EPC contract. Operator training is to be provided by Raytheon, along with all O&M manuals. The operator takes over care, custody, and control of the plant when the plant reaches commercial operation (when it passes the 48hour test, not the electrical output test).

The owner has established a budget for its expenses during commissioning, as shown in Table 5-3. These costs appear to be consistent with other projects similar in size and type of equipment.


                                Table 5-1
                          CAPITAL BUDGET DETAIL

                                         Original Budget      Current Budget 1

  Raytheon - Cogeneration Facility             71,499,816            72,060,000
  Raytheon - GE Equipment                      46,759,000            46,759,000
  Raytheon - Distilled Water Facility           3,400,000             3,400,000
  Raytheon - Change Orders                              0                     0
  Electrical Transmission Line &
    Fiber Optics                                4,411,007             4,026,000
  Effluent Water Pipeline                      10,639,600            10,327,000
  Columbia Gas Pipeline Expansion               8,560,725             9,020,952
  PEPCO - Electrical Interconnect               2,200,000             2,650,000
  PEPCO - RTU/AGC Communications                  250,000                87,500
  Sales Tax on 10% of Construction Costs          434,000               234,000
  Water Wells on Site                             348,095               413,437
  Building Permit                                 180,668               299,999
  Builder's Risk Insurance                        579,645               611,948
  Other Construction Costs                         50,000                23,142
                                             ------------           -----------
Construction Costs                            149,312,556            149,966,465

Land Purchase Costs                             4,620,883              4,914,810

  Gilbert - Owner's Engineer                    1,476,067              1,326,067
  Gilbert - Transmission Line Design              103,392                103,392
  Eagleton - Gas & Water Pipeline Design          317,079                317,079
  Greenhorne - Surveying & Pipeline Design        773,081                841,970
  Environ - Site Environmental Engineering         41,061                 41,061
  Met Labs - RFI Engineering Review                22,500                 22,500
  Others Engineering Costs                        163,374                163,374
                                               -----------            -----------
Engineering Costs                               2,896,553              2,815,443

Permitting & Regulatory Costs                   1,670,176              1,670,176

Project Legal Costs                             2,380,914              2,576,168

Public Relations Costs                            331,131                331,132

  Construction Loan Interest                   18,103,841             16,849,669
  GE Capital Commitment &
  Financing Fees                                5,534,370              5,555,359
  Closing Costs                                 2,066,757              2,227,340
  Mortgage, Recording Tax                       2,832,000              2,984,269
                                              ------------           ------------
Financing Costs                                28,536,968             27,738,522

Project Management &
  Development Costs                             4,227,576              4,203,859

  PEPCO Security Deposits                               0                      0
  Natural Gas Reserves Development              3,165,981              3,165,981
  Furniture & Office Equipment                    102,820                121,831
  O&M Contractor During Construction            1,006,200              1,006,200
  Fuel Purchase During Construction, net          550,000                550,000
  General Liability Insurance                      88,838                 88,838
  Initial Spare Parts Purchases                 2,000,000              1,700,000
  Initial Fill of Fuel Oil Tank                 1,200,000              1,200,000
  Initial Lease Reserve                         2,400,000              2,400,000
  Initial O&M Reserve                           1,000,000              1,000,000
  Initial Warranty Reserve                        750,000                250,000
  Contingency                                   8,759,404              8,700,274
                                              -----------             ----------
Other Project Costs                            21,023,243             20,283,125

TOTAL PROJECT COST                            215,000,000            215,000,000

    1.  Budget estimate as of June 2, 1996, with 81 percent actual expended.




                                Table 5-2
                      SIMILAR GAS TURBINE PROJECTS



Plant   Unit    Cycle   Number   MW  On-    EPC Cost      EPC  Project   Project
        Type    Type    of Gas       Line   ($1996x000's) Cost Cost      Cost
                        Turbines     Date   Escalated     $/kW ($1996x   $/kW
                                             at 3.5%            000's)
                                                               Escalated
                                                                at 3.5%
--------------------------------------------------------------------------------
 A     Frame 7 Combined    1     117    1992    79,122     676   123,733   1,058

 B     Frame 7 Combined    1     137    1993    96,892     707   150,786   1,101

 C     Frame 7 Combined    1     120.6  1994    86,387     716   140,166   1,162

 D     Frame 7 Combined    1     126    1995    85,660     679   144,900   1,150

 E     Frame 7 Combined    2     240    1994   163,561     682   348,150   1,451

Brandy-
wine   Frame 7 Combined    2     230    1996   118,800     517   215,000     935



                                 Table 5-3
                           COMMISSIONING BUDGET


Furniture and office equipment               $  102,820
O&M Contractor                                1,006,200
Fuel purchased during construction            1,500,000
Spare parts inventory                         2,000,000
Fuel oil inventory                            1,200,000
                                            -----------
   Total commissioning costs                 $5,809,020



                                ICF PROJECTIONS

Pacific Energy Systems reviewed the technical assumptions used in the ICF Projections and as noted below, found them to be consistent with those of similar projects and reflective of the equipment being used and the requirements of the PPA. Because the project uses equipment that is similar to that used in many other projects, estimates for capital costs, availabilities, capacities, and operation and maintenance can be made with a relatively high degree of confidence. Pacific Energy Systems' analyses of various assumptions that went into the ICF Projections follow:

      - Since the plant is dispatched, availability becomes a concern only if the plant fails to meet PEPCO's dispatch requirements. While starting and stopping equipment frequently will have a lonterm impact on the equipment, under PEPCO's dispatch plans there is sufficient downtime for routine maintenance. Pacific Energy Systems anticipates that the Panda-Brandywine project will have a high availability in meeting the dispatch requirements of PEPCO. Pacific Energy Systems believes the availability projected by ICF is a reasonable assumption.

      - Capacity payments are tied to twice-yearly demonstrated output testing. On the basis of the results of Pacific Energy Systems' modeling (see Appendix D), if the plant is operated and maintained as specified by the equipment manufacturers and according to normal industry practices, the project will have no difficulty meeting the twice-yearly capacity test at the full 230 MW or more.

      - Our estimate of the heat rate uses weighted averages based on a model that considers the facility as a new, clean design that is free of manufacturing and erection errors. Our estimate is also based on average weather conditions and on the implementation of operation and maintenance practices recommended by manufacturers and typical of good industrial practice. Actual year-to-year heat rates and capacities may vary from the model performance if operating conditions are different from the assumptions used.

      - For the purposes of this report, Pacific Energy Systems has developed an estimate of the heat rate and capacity for each year from 1996 through 2021. These are shown in Tables 5-4A and 5-4B. Pacific Energy Systems, in the past, has employed the methodology of converting each start cycle to an equivalent number of operating hours with degradation, inspections, and maintenance intervals based on the equivalent hours. General Electric no longer supports this approach, but has developed a methodology based on independent counts of starts and hours.

           Because GE is the original equipment manufacturer (OEM) and will be the primary advisor and technical support group to Panda during the operation of the Brandywine units, Pacific Energy Systems has chosen to use GE's methodology in determining the degradation and maintenance schedules for the Panda-Brandywine gas turbines. The anticipated maintenance schedules are shown in Table 5-5.

Notes on Tables 5-4A, 5-4B, and 5-5:

     1.   Assume 200 hours of oil firing per year on Unit 2 only
     2.   Uses GE's methodology on determining equivalent hours
     3. Uses the greater of equivalent hours based on GE's calculation of starts or hours
     4.   Assumes 5 forced outages per year
     5. Steam turbine maintenance based on time, not hours of operation



                                 Table 5-4A
                                   UNIT 1

                  Dispatched*        Equivalent      Annual           Annual
    Year          Hours              Fired Hours     Average          Average
                                                     Heat Rate        Power
-------------------------------------------------------------------------------
    1996              650              790             7,939           120,040

    1997            3,869            4,769             8,048           118,280

    1998            4,227            5,127             8,075           117,840

    1999            4,434            5,334             8,106           117,600

    2000            4,494            5,394             8,141           117,340

    2001            4,653            5,553             8,086           118,840

    2002            4,665            5,565             8,141           117,940

    2003            4,616            5,516             8,174           117,690

    2004            4,566            5,466             8,209           117,450

    2005            4,646            5,546             8,166           120,000

    2006            4,723            5,623             8,051           118,120

    2007            4,671            5,571             8,085           117,760

    2008            4,624            5,524             8,119           117,530

    2009            4,584            5,484             8,153           117,270

    2010            4,553            5,453             8,118           118,400

    2011            4,489            5,389             8,151           117,860

    2012            4,433            5,333             8,183           117,620

    2013            4,384            5,284             8,216           117,380

    2014            4,341            5,241             8,134           119,240

    2015            4,308            5,208             8,053           118,000

    2016            4,243            5,143             8,085           117,750

    2017            4,184            5,084             8,118           117,540

    2018            4,129            5,029             8,148           117,300

    2019            4,079            4,979             8,091           118,680

    2020            4,033            4,933             8,139           117,950

    2021            3,400            4,300             8,167           117,740

* Based on Table ES-1 from ICF Resources Incorporated, May 1996 report "Independent Assessment of the Dispatchability of the Panda-Brandywine Project."




                           Table 5-4B
                             UNIT 2

                   Dispatched*          Equivalent      Annual         Annual
    Year           Hours                Fired Hours     Average        Average
                                                        Heat Rate      Power
-------------------------------------------------------------------------------
    1996             450                  778             7,863       120,040

    1997           2,295                3,303             7,954       118,280

    1998           2,973                3,961             7,984       117,840

    1999           3,472                4,498             8,011       117,600

    2000           3,972                4,980             8,041       117,340

    2001           3,661                4,660             8,024       118,840

    2002           3,353                4,361             8,053       117,940

    2003           3,401                4,409             8,077       117,690

    2004           3,450                4,458             8,103       117,450

    2005           3,485                4,493             8,131       120,000

    2006           3,484                4,492             8,029       118,120

    2007           3,195                4,203             7,997       117,760

    2008           3,195                4,203             7,997       117,530

    2009           3,061                4,069             8,021       117,270

    2010           2,933                3,941             8,045       118,400

    2011           2,839                3,847             8,020       117,860

    2012           2,751                3,759             8,049       117,620

    2013           2,665                3,673             8,067       117,380

    2014           2,584                3,592             8,087       119,240

    2015           2,507                3,515             8,108       118,000

    2016           2,452                3,460             8,008       117,750

    2017           2,398                3,406             7,968       117,540

    2018           2,347                3,355             7,986       117,300

    2019           2,297                3,305             8,006       118,680

    2020           2,250                3,258             8,026       117,950

    2021           1,900                2,908             8,002       117,740

* Based on Table ES-1 from ICF Resources Incorporated, May 1996 report "Independent Assessment of the Dispatchability of the Panda-Brandywine Project."




                                 Table 5-5
                          MAINTENANCE REQUIREMENTS


                                                     Required
                Unit 1           Unit 2              Steam         Balance of
   Year        Required         Required             Turbine       Plant
              Maintenance      Maintenance          Maintenance   Maintenance
-------------------------------------------------------------------------------
  1996                                                                  NO

  1997            CI                CI                   VI             YES

  1998            CI                CI                                  YES

  1999            CI                CI                   VI             YES

  2000            CI                CI                                  YES

  2001            HS                HS                   VI             YES

  2002            CI                CI                   MO             YES

  2003            CI                CI                                  YES

  2004            CI                CI                   VI             YES

  2005            MO                CI                                  YES

  2006            CI                MO                   VI             YES

  2007            CI                CI                                  YES

  2008            CI                CI                   MO             YES

  2009            CI                CI                                  YES

  2010            HS                CI                   VI             YES

  2011            CI                HS                                  YES

  2012            CI                CI                   VI             YES

  2013            CI                CI                                  YES

  2014            MO                CI                   MO             YES

  2015            CI                CI                                  YES

  2016            CI                MO                   VI             YES

  2017            CI                CI                                  YES

  2018            CI                CI                   VI             YES

  2019            HS                CI                   MO             YES

  2020            CI                CI                                  YES

  2021            CI                HS                   VI             YES

VI = valve inspection, MO = major overhaul, CI - combustion inspection, HS = hot section



Pacific Energy Systems believes that the heat rate and capacity estimates are reasonable, consistent with common industry practice, and, when used in light of the limitations given above, are properly reflected in the pro forma provided by ICF Resources.


                                  SCHEDULE

According to the PPA, the project must be completed before June 1, 1997, but not before June 1, 1996. Both Raytheon and Panda have provided bar-chart schedules (dated March 21, 1995, and March 27, 1995, respectively) that indicate the project will become commercial on October 31, 1996. Some initial activities were delayed between December 31, 1994, and April 10, 1995, because of permitting and financing issues.

The project remains on schedule at this time with construction about 90 percent complete as of July 15, 1996. Raytheon is presently targeting late September 1996 for commercial operation. This is approximately 5 to 6 weeks ahead of schedule.



                                 Section 6
                            PERMITS AND LICENSES


This section reviews the status and content of key environmental and regulatory permits, licenses, approvals, rights-of-way, and authorizations required for construction and operation of the Panda-Brandywine cogeneration project.


                                FEDERAL APPROVALS

FEDERAL ENERGY REGULATORY COMMISSION (FERC)

Qualifying Facilities (QF)

Initially, the Project filed for self-certification on December 1, 1993. In order to enhance financing, FERC was later asked to certify the project. Panda-Brandywine, L.P., received a FERC order granting its application for certification as a qualifying cogeneration facility on May 23, 1994. Pacific Energy Systems has reviewed the calculation on which certification was granted and is of the opinion that, as long as the plant is operated in a manner consistent with its design and that of the steam host, there should be little problem in maintaining the Project's QF status.


Pipeline Permits

Because of the complex nature of the gas supply and transportation agreements, a number of FERC approvals are required. Some of these approvals are for the pipeline expansion project and are related only indirectly to the Panda-Brandywine project; others require interconnection agreements and tariff adjustments between utilities; still others relate to the takeover of a pipeline from another utility. All applicable permits now have been applied for and received. These permits include the required FERC approvals and several state and county permits.

U.S. DEPARTMENT OF ENERGY (DOE)


Panda-Brandywine, L.P., has applied for and has received certification of Compliance with the Power Plant and Industrial Fuel Use Act.

FEDERAL AVIATION ADMINISTRATION (FAA)

The project received FAA approval for stack height and location on September 16, 1993. A modification to the permit was required as a result of lowering the baseline grade at the site. The top of the stack will be at the same location, but the length of the stack will be greater.

U.S. ARMY CORPS OF ENGINEERS (COE)

On December 23, 1994, the U.S. Army Corps of Engineers authorized all proposed work on the Panda-Brandywine project by a Nationwide Permit as required by
Section 10 of the Rivers and Harbors Act and Section 404 of the Clean Water Act. This includes construction activities at the plant site and work on the effluent water supply pipeline and electrical transmission line.

The permit contains all standard conditions for such work and operation, and specifically ties all work and operation to all conditions required under the state authorization as described below. Pacific Energy Systems finds the conditions to be consistent with normal practices and does not believe that project construction will be unduly affected by these conditions.

U.S. NAVY CATEGORICAL EXCLUSION

Panda has built a large portion of the effluent water supply pipeline along a Navy-owned railroad. Approval by the U.S. Navy was required for the right-of-way. As part of this approval, the Navy determined that the use of the right-of-way was within National Environmental Policy Act (NEPA) limits in meeting the criteria for Categorical Exclusion. The Categorical Exclusion was obtained on November 28, 1994. It contains several recommendations to be included in the right-of-way easement between the Navy and Panda. These are discussed later in this section under Right-of-Way Easements.


                               STATE APPROVALS

                 CERTIFICATE OF PUBLIC CONVENIENCE AND NECESSITY (CPCN)

Unlike many states, Maryland has placed the environmental and social/economic permitting of power plants under the authority of its Public Service Commission
(PSC) rather than allow various state agencies to handle permitting in a fractured manner. The Maryland PSC has been empowered to issue a Certificate of Public Convenience and Necessity (CPCN) to allow for the construction and operation of power plants and transmission lines.

The PSC divided the permitting for Panda-Brandywine into two parts. Phase I covers the air emission control and Prevention of Significant Deterioration
(PSD). Phase II covers the remaining social/economic aspects, including groundwater use, noise impacts, endangered species, and other relevant areas. The Phase I and Phase II CPCNs were issued on October 6 and October 27, 1994, respectively.

Panda requested an amendment to the CPCN to correct some inconsistencies and to allow for the fact that the gas pipeline permitted under the CPCN was no longer being built by Panda or along the route it had permitted. These permit changes appear to be consistent with Pacific Energy Systems' understanding of present construction and operation plans. Pacific Energy Systems believes that the changes are favorable to the project overall and that they lessen the direct requirements on Panda. The amendment to the CPCN was granted on December 15, 1994.

The original CPCN contains 65 licensing conditions. While many of the conditions set operating limits and reporting procedures on the operation of the plant, a large number require Panda to submit construction plans and procedures to various state agencies before starting construction.

In developing the CPCN, the Maryland PSC included the input of all other state agencies and local governments in such a way that many of the approvals required before starting construction are primarily administrative and depend on Panda to supply sufficient details for approval. Pacific Energy Systems believes that Panda and its EPC contractor (and other subcontractors) have obtained all necessary approvals in a timely manner to support construction and operation.

PREVENTION OF SIGNIFICANT DETERIORATION

A review of PSD requirements and approval that the project meets PSD requirements are contained in the Phase I approval of the CPCN.

STATE WETLAND PERMIT

The Department of Natural Resources (DNR) for the State of Maryland approved a Conditional Letter of Authorization on December 23, 1994, for construction of the plant, utility lines, and stormwater outfall. This permit contains a number of "conditions," including:

      -    The U.S. Army Corps of Engineers standards
      -    The requirement to meet Best Management Practices for
             Working on Non-Tidal Wetlands
      -    Filing plans with the state
      - Obtaining a sediment control permit from the Prince George's and Charles Conservation District

Pacific Energy Systems' review of all the conditions did not identify any requirements that would cause undue delay in starting or completing the project or any ancillary facilities.


                            RIGHT-OF-WAY EASEMENTS

A number of right-of-way easements are required before construction of the
various pipelines and transmission facilities.   Because of their significance
to the project, two of these easements are discussed briefly below.

CONRAIL EASEMENTS

There are two easements, under two separate agreements, in the Conrail right-of-way: one for the transmission line and one for the effluent water supply line.

The agreement to build and operate the 230-kV transmission line in the Conrail right-of-way is dated September 6, 1994. Under the terms of the easement, Panda can occupy the space for 25 years (with a 15-year possible extension) for a total price of $686,700. Panda assumes all responsibility for project risk and indemnifies Conrail.

The agreement to build and operate the effluent water supply line in the Conrail right-of-way is dated November 9, 1994. Under the terms of this easement, Panda can occupy the space for 25 years (with a 15-year possible extension) for a total price of $253,755. Again, Panda assumes all responsibility for project risk and indemnifies Conrail.

The remaining terms and conditions in both easement agreements appear to be consistent with those of other railroad easements and represent no major risk to the project.

U.S. NAVY EASEMENT

Panda has completed negotiations on the U.S. Navy easement for the effluent pipeline along a section of railroad owned by the Navy. Several unique items pertaining to this easement should be noted and are discussed below.

Since the pipeline will be owned by Charles County after it is built, the county will become a co-grantee with Panda on the easement. This will allow the county to assume the agreement without renegotiating it.

Under the terms of the easement, the Navy also requires that the grantee (Panda or the County) maintain the right-of-way. This includes annual cleanup and semi-annual cutting of grass, weeds, and brush. Pacific Energy Systems believes that Panda should turn this activity over to the county, with the cost included in the maintenance fee Panda will be paying to the county. The county is better equipped to perform this work since it performs similar activities along road rights-of-way.

Where Panda's contractor cannot reach the right-of-way areas for construction (or future maintenance) on existing roads, the Navy is requesting the railroad be used. In addition, the Navy wants those sections of rail repaired to facilitate Panda's use. Panda has not provided an estimate for the cost of rail repair.



                               Section 7
                       CONTRACTS AND AGREEMENTS


This section of the report reviews the dominant contracts and agreements associated with the Panda-Brandywine Cogeneration Project that have been identified by Pacific Energy Systems as having a direct impact on the construction, operation, and technical performance of the completed power plant. These documents were reviewed from a technical standpoint to assess the sufficiency of their terms, conditions, and scopes to meet the desired outcome of the project.

Contracts were evaluated, in comparison with contracts for similar projects, to determine their consistency with acceptable industry standards and good engineering practices. Several of these contracts, including the EPC contract, were modified during the due diligence period to make them more consistent with acceptable standards and practices. The following discussion is based on contract documents that exist as of June 28, 1996. Contracts reviewed include the Power Purchase Agreement, EPC contract, Treated Effluent Water Purchase Agreement, Natural Gas Supply and Transportation Agreements, Steam Sales Agreement, Owner's Engineer Agreement, Effluent Line Construction Contract, and Transmission Line Construction Contract.


                        POWER PURCHASE AGREEMENT

Under terms of this contract, PEPCO has agreed to purchase all the electricity generated by the Panda-Brandywine cogeneration plant. Except for electric production of 99 MW between 8:00 a.m. and 8:00 p.m. on weekdays, the plant will be fully dispatched by PEPCO. The plant will be interconnected to the PEPCO system by a 7-mile-long, 230-kV transmission line that will be built by Panda and turned over to PEPCO to own and operate. PEPCO will dispatch the plant on an as-needed basis according to the utility's economic dispatch regulations.

In its original form, the PPA was more restrictive than is typical. It placed a number of requirements on the Project that required extensive monitoring and reporting before, during, and after construction. It contains punitive damages for failure to perform under the contract terms. The contract requires PEPCO to be very proactive in all aspects of the development, construction, and operation of the Panda-Brandywine facility. If Panda fails to perform, the agreement allows for reduced payments, cancellations, or, as a last resort, assumption of the project by PEPCO. However, many of the concerns expressed in this paragraph have been made less onerous through an Operating Agreement between Panda and PEPCO. The Operating Agreement provides for means of resolving disagreements and for preventing disputes before they occur.

CONDITIONS AND OBLIGATIONS

In addition to PSC approval, the agreement requires Panda to obtain all appropriate permits and government approvals. This was somewhat simplified by the Maryland PSC when it ruled that Panda-Brandywine, L.P., was an electric company and, therefore, required to obtain a CPCN before starting construction of the facilities. (The CPCN is discussed in greater detail in Section 6 of this report.)

PEPCO's obligation to purchase capacity and electric nergy from the Project under this agreement is predicated on Panda meeting a number of conditions precedent. The conditions precedent require submittal of a number of permits, agreements, engineering reviews, plans, designs, drawings, schedules, and other proofs that Panda is capable of moving ahead and is making progress toward the contract completion date.

The agreement requires Panda to make several security deposits to assure PEPCO that Panda is proceeding with a project that meets PEPCO's needs (including schedule, capacity, and reliability). These security deposits represent some financial assurances to PEPCO that, if Panda fails to perform, money would be available to purchase replacement power from other sources. Also, the security deposits are large enough to give Panda the incentive to meet PEPCO's contract requirements. These security deposits are or three different events, as follows:

    - Development Security is to ensure that the Commercial Operation Date is met as agreed upon in the contract. This deposit takes the form of a series of payments that equal $3.45 million, or the equivalent of $15/kW for the 230,000kW facility.

    - Interconnection Security is to ensure that PEPCO is paid for costs associated with the study, planning, engineering, procurement, and construction of the interconnection facilities between the Panda-Brandywine facility and the PEPCO system. Panda has made payments to PEPCO for the interconnection in the amount of $2,650,000 to date.

    - Performance Security is to cover damages resulting from termination of the agreement after the Commercial Operation Date. This security amounts to $2 million.

All three of these security deposits have been made through an irrevocable letter of credit, as allowed under the terms of the PPA.

PEPCO has the right to interrupt or suspend deliveries from the plant under emergency conditions if the interconnection and protective equipment is found to be unsafe, poorly maintained, lacking in maintenance records, or in noncompliance with PEPCO guidelines and performance standards for parallel operation.

In addition, PEPCO has the right to declare two other types of emergency conditions. During a minimum generation emergency, light load period, PEPCO can suspend delivery from Panda for a cumulative 200 hours per year during the limited dispatch portions in a year. This is nearly 6.5 percent of the time PEPCO is required to operate at least one combustion turbine in combined-cycle mode, first dispatch segment. The other emergency condition is referred to as a maximum generation emergency. When such a condition is declared by PEPCO, Panda is required to use all reasonable efforts to deliver the maximum attainable net electrical output from the plant without exceeding manufacturers' recommended operating limits. Failure to do so is considered a default under the contract.

COMPENSATION AND PAYMENT

Calculation of the capacity and energy payments made under the terms of the contract is very complicated because of all the correction factors that have been used. Pacific Energy Systems' scope of work does not include identification of the need for, the reasoning behind, and source of some corrections. The PPA provides for a monthly capacity payment and a monthly energy payment. Pacific Energy Systems has reviewed sample calculations for the payments as provided in the PPA and has found them to be correct based on the assumptions used in the PPA. However, actual payments will be based on the actual operation of the plant in the future. The capacity and energy payments are described briefly below.

ICF has used a single heat rate of 8,461 Btu kWh (HHV) as an effective minimum to simplify the projected energy payments. Pacific Energy Systems believes that this is a reasonable value based on its review of the PPA.

Capacity Payment

PEPCO is to pay the project monthly for the dependable capacity (230 MW) at an annual rate set forth in Appendix L of the PPA. The capacity is corrected for the facility's equivalent availability compared with a target availability. Capacity payments will be increased if availability is above 92 percent or decreased if it falls below 88 percent.

The capacity rate, as set for each year of operation in Appendix L of the agreement, is then adjusted by the gross national product (GNP) deflator based on the change between June 1, 1994, and the actual Commercial Operation Date and is also adjusted by the Treasury Bond rate. In addition to the above adjustments, PEPCO has included two additional modifications to the capacity payment. These were made under Amendment No. 1 and appear to reflect PEPCO's concern for overpayment of capacity should PEPCO's load growth be less than initially assumed. The first is a capacity payment adjustment, as stated in Appendix Q of the agreement, which is based on the year of initial operation. The second is a modification of potential costs and is tied to PEPCO reaching a specific load level by 1997.

Energy Payment

PEPCO will pay the project for startup energy based on a simple formula tied to the interruptible fuel rate and an assumed heat rate of 8,461 Btu/kWh. Test energy will be calculated in basically the same way as the monthly energy payment.

The monthly energy payment is composed of two parts: the unit commitment payment and the dispatch payment. In calculating the monthly energy payment, the net electrical output will be assigned on an hourly basis among the dispatch segments shown in Table 7-1.



                                Table 7-1
                         PEPCO DISPATCH SEGMENTS

                     Number of Combustion                         Cumulative MW
 Dispatch            Turbines Operating With                      (at 59
 Segment             the Steam Turbine Also                        degrees F
                     Operating                  Description        and 50%
                                                                   Relative
                                                                   Humidity)
-------------------------------------------------------------------------------

 First                       1           Up to minimum load         0 to 99 MW

 Second                      1           From minimum load to
                                         full load                 99 to 117 MW

 Third                       2           From full load with
                                         one combustion turbine
                                         operating to minimum
                                         load with two combustion
                                         turbines operating        117 to 199 MW

 Fourth                      2           From minimum load to
                                         full load with two
                                         combustion turbines
                                         operating                 199 to 237 MW



The unit commitment payment associated with the first and third dispatch segments is to be calculated using a formula that includes service hours in both dispatch segments multiplied by the adjusted firm gas rate and interruptible gas rate, respectively, and a variable operation and maintenance rate. Service hours are corrected no-load and minimum-load fuel use and a heat input adjustment is made based on average historical ambient conditions for each billing period. The unit commitment payment is corrected for the cost of fuel used for various startups during the month.

PEPCO will make a dispatch payment for the net electrical output associated with the second and fourth dispatch segments. This payment is based on the number of megawatt-hours generated above the first or third segments multiplied by the incremental heat rate and the sum of the fuel cost for that segment and the variable O&M costs.

The agreement provides formulas for the calculation of various correction factors, firm and interruptible gas rates, and variable O&M rates as well as sample calculations. As stated earlier, Pacific Energy Systems' scope of work does not include the determination of how every correction factor was obtained and its individual reasonableness. Taken as a whole, the formulas and the results presented in the sample calculations appear to be reasonable.

COMMENCEMENT OF CONSTRUCTION AND OPERATION

Under the terms of the contract, Panda commenced construction onsite prior to October 9, 1995, but actual commercial operation can be no sooner than June 1, 1996. During the construction and startup period, Panda provided additional documentation to PEPCO, including schedules, design details, equipment capability curves, and relay settings. PEPCO has the right to review the plant design and to monitor plant construction, startup, testing, and operation. The generation of electricity from the plant in parallel with PEPCO will not take place until all interconnection safety devices specified by PEPCO have been installed, inspected, and approved by PEPCO.

After the Actual Commercial Operation Date has been established, the contract requires a Net Capability to be set semiannually (summer and winter). It is to be based on temperature and humidity records for the last 15 years. Net Capability sets the capacity payment for that period and can be less than or equal to (but not greater than) 230,000 kW.

GENERATION DISPATCH

PEPCO is required to dispatch the limited-dispatch portion of the facility for 60 hours Monday through Friday (initially 8:00 a.m. to 8:00 p.m.). The remaining block of power, the dispatchable portion of the project, will be controlled at the sole discretion of the PEPCO dispatcher. PEPCO has made no guarantee for any hourly generation levels beyond the 60 hours in the first dispatch segment (see Table 7-1).

Through its operator, Panda-Brandywine must schedule maintenance outages with PEPCO as well as meet certain notification requirements to support PEPCO's system planning for routine maintenance and forced outages.

MAINTENANCE RESERVE

The project is required to establish a maintenance fund to pay for any repairs or replacements that are necessary or appropriate to ensure that the facility will continue to be operated and maintained in accordance with the performance standards set forth in the agreement.

The lease requires that the project fund the maintenance reserve with an initial payment of $1 million and increase at a rate of $125,000 per quarter over the next two years and $375,000 per quarter for two years thereafter until it reaches $5 million. If the project draws on the O&M reserve, it must also replenish it to its required balance using up to 50 percent of the project's available cash flow.

GE will provide, at a cost, a letter of credit to cover the minimum $5 million required maintenance reserve under the PPA.

On Panda's request, Pacific Energy Systems has developed a model of expected expenditures from the maintenance reserve account. Our estimate is to be incorporated into the pro forma. It is based on "equivalent fired hours." Equivalent fired hours accounts for time the plant is dispatched plus time expended in starting and stopping equipment.

INTERCONNECTION

The interconnection of the plant to the PEPCO system is included in the PPA and not in a separate agreement, which is more typical of the industry. The agreement also covers the transmissionfacilities.

At Panda's expense, PEPCO will provide all required interconnection equipment, safety devices, and metering at its Burches Hill Substation. Panda will construct (to PEPCO's specifications) a transmission facility between the plant and the Burches Hill Substation. Prior to the Actual Commercial Operation Date, ownership of this transmission facility will be transferred to PEPCO.

Through the agreement and its appendixes, PEPCO has provided basic equipment, safety, and meteringspecifications for the project. In addition, PEPCO has the right of design review and testing to ensure that the plant, transmission facility, and interconnections are safe to operate in parallel to the PEPCO system.

OTHER CONDITIONS

Overall, the PPA appears to be complete in stating technical requirements, administrative requirements, legal actions available, and general terms for compliance. In addition to the agreement requirements already discussed, several additional items should be highlighted. These are discussed below.

Default:   There are more than a dozen ways for the Panda-Brandywine, L.P., plant to default under the agreement.  Several important ways are as follows:

     -    Sale of any Dependable Capacity to any party except PEPCO

     - Reduction of the Equivalent Availability below 50 percent or an increase in the forced outage rate above 20 percent

     -    Closing date does not occur by October 1, 1995

     - Failure to provide any of the security accounts or maintenance reserves

     - Failure to use supplemental methods or equipment to meet Dependable Capacity.

Operating Committee: The agreement requires that an Operating Committee be established, with one representative from each party, to facilitate coordination and interaction between the two parties. The Operating Committee must act only by unanimous agreement or consent.

Dispute Resolution: If a dispute arises under the agreement that cannot be resolved by the Operating Committee, then the dispute shall be deferred to a senior officer from each organization. Issues still unresolved are then to be referred to the Maryland PSC.

Purchase Option: PEPCO has the right to purchase the project should Panda wish to sell. If a third party wishes to purchase it, Panda must first give PEPCO the option to purchase the project under the same terms being offered by the third party.

Qualifying Facility: PEPCO is required to continue to make payments under the contract if QF status is lost for less than 540 days. After 540 days, PEPCO can terminate the contract. During the period that QF status is lost, PEPCO will dispatch the full plant capacity under the Dispatch Portion requirement. For that period, the Limited Dispatch Portion (60 hours per week) will not exist. The four dispatch segments' pricing formulas will remain in effect.

Term: The term of the agreement is for 25 years from the Actual Commercial Operation Date.

           ENGINEERING, PROCUREMENT, AND CONSTRUCTION CONTRACT

The amended and restated EPC contract was signed on December 1, 1994, by Panda-Brandywine, L.P., and Raytheon Engineers & Constructors, Inc. (The original contract was signed on December 2, 1993, by Panda-Brandywine, L.P., and United Engineers & Constructors Inc., doing business as Raytheon Engineers & Constructors, Inc.).

Raytheon has been around for many years, primarily as an engineer/constructor in the petrochemicals field. In recent years, Raytheon has purchased several engineering firms (EBASCO and United Engineers & Constructors) with well-known track records in the power industry. The Panda-Brandywine project is being engineered in Raytheon's Houston office.

The amended and restated EPC contract will be satisfactory for this project. Following is a brief summary of the EPC contract as it now exists.

SCOPE

This is a turnkey, lump-sum, fixed-price contract with the EPC contractor responsible for that part of the project which is considered to be within the main fence area. Utility support systems outside the fence (including the transmission lines, effluent pipeline, and gas line) do not fall within Raytheon's scope. For convenience, the county road going past the plant, the oil storage tank (which is outside the main plant area), and the distilled-water plant have been added to Raytheon's scope. Raytheon is to supply the design, engineering, project management, labor, equipment, and materials to construct, start up, and carry out the performance tests on the power plant and the distilled-water plant.

Raytheon is to perform all work in a proper, safe, and secure manner to prevent loss, injury, or damage. All design, construction, operation, and maintenance must be performed according to prudent utility practices. The contractor is responsible for all risk of damage to or destruction of the plant until commercial operation. Upon commercial operation, care, custody, and control of the facility will pass to the owner.

Pacific Energy Systems has found that the responsibilities and scope of the EPC contractor and those of the owner, as stated in the EPC contract, are typical of similar combined-cycle cogeneration plants.

COMPENSATION AND PAYMENT

The work of the EPC contract is being performed on a turnkey basis for a fixed fee of $118,258,816. This does not include the steam host distilled-water plant, estimated at $3.4 million. The fixed fee also does not include other construction contracts issued by Panda to build the transmission line intertie with the utility, the 17-mile-long effluent water line, or the gas supply pipeline.

The contractor is paid monthly for work completed during the preceding month according to the milestone payment schedule (Exhibit D of the EPC contract). The owner's and lender's independent engineers will review the documents submitted to ensure that the invoice amount reflects the value of the work indicated by the milestone payment schedule.

The contractor will provide a letter of credit equal to 10 percent of the contract price. Panda will have the right to draw down on that letter 10 percent of the total milestone payments actually made at the time of the drawdown. This replaces the retainage used in most construction contracts. The value of the letter of credit may be reduced as specific milestones, such as commercial operation and final acceptance, are reached.

Because of the nature of the milestone payment, the schedule allows for some overpayment during the initial 9 months of the project. Raytheon has agreed either to allow the drawdown to exceed 10 percent of the milestone schedule by $3 million or to post a separate letter of credit for $3 million during this period.

PERFORMANCE GUARANTEES

A detailed discussion of the plant performance, testing, and guarantees is contained in Section 8 of this report. The performance guarantees are covered by liquidated damages and performance bonuses. The liquidated damages are sufficient to ensure the EPC contractor's diligence in meeting all guarantees.

Raytheon and the owner have elected to use a dead band tolerance of 4 percent of the net plant heat rate guarantee. This is a plus or minus 2 percent uncertainty band. If the actual corrected heat rate falls within the band, neither a bonus nor liquidated damages will be paid. Bonuses or liquidated damages will be calculated from the edge of the band not from the guaranteed points. Instrument uncertainties will not be used.

The contractor has guaranteed that commercial operation of the plant will occur no later than the Guaranteed Completion Date which is currently October 31, 1996. The contractor will pay a penalty of $80,000 per day for each day that commercial operation of the plant occurs after the guaranteed completion date, or a maximum of $14,400,000.

ACCEPTANCE

Completion of the plant by the EPC contractor and acceptance by Panda have two key milestone dates as follows:

      - Commercial operation occurs when the plant has passed the 48-hour net electrical output performance test, as outlined in Section
           19.5.1 of the scope of work and discussed in Section 8 of this report. If the plant fails the 48-hour test, the contractor can declare commercial operation by electing to make a contract discount of $1,000 for each kilowatt that the test is below the net power output guarantee. The net power output must exceed 210,000 kW in order for the contractor to declare commercial operation.

      -    Final acceptance occurs when:

           - The performance test and other required tests have been completed and all defects and deficiencies have been corrected

           - The plant has been built to the final plans and specifications

           - The plant has been synchronized to the PEPCO electrical grid

           - No work remains that would affect normal plant operation or performance

           - Punchlist work will not interrupt normal operation of the plant

           -    Thermal energy is going to the steam host

           -    The owner issues a completion certificate

           - The contractor has certified that the plant has been constructed in accordance with all governmental requirements identified either by the owner or the contractor pursuant to the contract

OTHER CONTRACT CONDITIONS

Spare Parts

The EPC contractor is required to obtain an agreement with General Electric that spare parts will be available for all GEsupplied equipment for a period of at least 5 years. Raytheon must also attempt to obtain similar agreements from other equipment suppliers or locate replacement part sources for those that do not agree.

During construction, startup, and testing, the contractor is responsible for obtaining and paying for all spare parts used. The contractor has the right to use and replace any operating spare parts Panda may have on hand. The current budget includes $1.7 million for the initial purchase of spare parts (see Table 51).

The EPC contract requires the owner to have available at the plant, by the commencement of plant startup operations, all spare parts that are required for normal operation. Pacific Energy Systems has expressed a strong opinion that this should be changed for two reasons:

       - Failure by the owner to have any spare part needed by the contractor during startup would allow the contractor to declare a default and demand an extension of the Guaranteed Completion Date until the replacement part can be obtained. This is inconsistent with all other EPC contracts reviewed by Pacific Energy Systems.

       - Operating spare parts take time to evaluate, order, and receive. It is not unusual for some spare parts to take a year to obtain under normal circumstances. The O&M contractor will not have sufficient employees onsite to order spare parts until near commencement of startup.

Building Permits

The contractor is responsible for obtaining the standard building occupancy permits. Panda will reimburse the EPC contractor for obtaining these permits and for assisting in obtaining any of the owner-required permits.

Project Labor

The contract price reflects the use of union labor and the contractor, even though required by the contract to use only workers in good standing with their union, cannot seek a change order because of the use of union labor.

Warranties

The contractor warrants that the plant will be free from defects or deficiencies until the later of: (a) 1 year from commercial operation or
(b) 1 year from discovery or repair of defect or deficiency, but no later than the second anniversary of final acceptance. Furthermore, for any item that is repaired, replaced, or renewed more than once, the contractor will undertake a technical analysis of the problem and clear the "root cause" of the problem. The contractor will promptly correct, repair, or replace such defect or deficiency unless it occurs in the GE-supplied combustion turbine-generator or steam turbinegenerator components, which will be at the owner's expense.

The GE exemption appears to result from the cost of a 1-year warranty from GE; apparently, the owner decided the price was too high and elected to cover it. Upon financial closing, GE Capital will establish an escrow account to hold funds earmarked to cover any costs that might arise from a component failure.

There is no time limit on the Raytheon (not GE equipment) design and engineering warranty.

Termination for Convenience

The owner may terminate the EPC contract, without cause, for convenience. As mutually agreed upon andverified by supporting documents, the contractor will be reimbursed for work completed under the milestone schedule, reasonable demobilization costs, and cancellation costs for equipment and materials on order.

Arbitration

Under the terms of the contract, all disputes or claims that cannot be resolved must be submitted to binding arbitration. The disputes will be awarded on a "winner takes all" basis. The losing party shall pay all costs, including the winning party's attorneys' fees and arbitration expenses.

Manuals and Training

The contractor is responsible for supplying a complete set of O&M manuals for each major piece of plant equipment and plant system. In addition, the contractor is to provide a training program for O&M personnel that includes classroom and field training, manuals, drawings, and other educational materials necessary or desirable for the adequate training of O&M personnel. Quality controls will be established to ensure that personnel are suitably trained and capable of operating and maintaining the plant after commercial operation.


                 TREATED EFFLUENT WATER PURCHASE AGREEMENT

On September 13, 1994, Panda-Brandywine, L.P., signed an agreement with the county commissioners of Charles County for the Project to receive up to 2.7 mgd of treated wastewater effluent from the Mattawoman Wastewater Treatment Plant. Under terms of the agreement, Panda is required to:

      - Build the 17-mile-long effluent pipeline and all related facilities at its own expense

      - Obtain all permits and rights-of-way, reimbursing the county for any direct cost it might incur

      -    Design and size the pipeline to supply up to 3.0 mgd

      - Upon completion of the pipeline, turn over to the county (for operation at no cost) only that portion of the line that is in Charles County, and retain ownership of the rest of the line

The county will have the right to connect other customers and sell effluent, provided it is at no cost to the operation of the Panda-Brandywine project and in no way diminishes the amount of effluent transported to the Project.

WATER USAGE FEE

The project will pay a fee of $1.00 per 1,000 gallons of effluent used during the initial 10 years of the project. Beginning in the 11th year, the price will escalate according to the consumer price index, but no greater than 3 percent per year. In addition, the Project will make quarterly payments of all actual and reasonable fixed expenses and variable expenses associated with conveying the effluent to the project site. This does not include the cost of conveying effluent to other users along the pipeline but does include maintaining the U.S. Navy right-of-way as required in the Navy easement.

TERM

The term of the contract is parallel to the PEPCO PPA with an initial period of 25 years. Panda has the right to extend the agreement with 30 days written notice for up to three successive 5-year terms.

WATER USAGE

Effluent supplied under this agreement will be closely monitored and must comply with maximum discharge pollutant levels. Panda is to install a bypass at the plant to return any effluent that does not meet minimum standards. The bypass will be via the nearby sewer line that the project will use for all wastewater and sewage from the plant.

Panda has developed a Risk Management Plan which addresses maintenance and repair issues. The plan must be approved by the county commissioners.


                         STEAM SALES AGREEMENT

A Steam Sales Agreement was entered into as of March 30, 1995, between Panda-Brandywine, L.P., and Brandywine Water Company. The purpose of this agreement is to allow for the sale of thermal energy, cooling water, and feed water to Brandywine Water from the project. A description of the distilled-water facility can be found in Section 4 of the report.

SCOPE

As part of the EPC contract, Raytheon designed andis constructing a distilled-water facility adjacent to the cogeneration facility which Panda will lease to Brandywine Water. Panda will sell thermal energy, cooling water, and feed water to Brandywine water as well as provide operating, maintenance, and wastewater disposal services for the distilled-water plant. Raytheon is committed to put the distilled-water plant into commercial operation before or concurrent with the commercial operation of the power plant.

Brandywine Water is responsible for water sales and delivery from the onsite storage tank to the customer. Brandywine Water must purchase enough steam to maintain the cogeneration plant's QF status. Panda has not guaranteed any specific amounts or periods of time for thermal energy delivery. At least one of the HRSGs must be operating in order for Panda to deliver thermal energy to the distilled-water plant.

As part of its agreement for the operation of the cogeneration plant, Ogden is responsible for the day-to-day operation of the plant. No additional manpower is expected to be required beyond the normal cogeneration staff.

Term

The sales agreement is for a term of 25 years eginning from the date of the ontract. Panda can extend the term for additional 5year periods by notifying Brandywine Water 30 days before the expiration of the prior term.

Price

Panda is responsible for metering all thermal energy, feed water, cooling water, and wastewater quantities. Meters will be calibrated and maintained by Ogden according to general practices. Brandywine Water will pay $1.00 per 1,000 pounds of thermal energy and $1.00 per 1,000 gallons of feed water and cooling water. Brandywine Water will take title to all fluids at the intertie point of the distilled water plant.

Other Contract Conditions

The SSA contains a number of terms and conditions covering various aspects such as government approvals, insurance and indemnification, termination, default, force majeure, and warranties. These terms and conditions are for the benefit of GE Capital if it needs to take over operation of the distilled-water plant or the power plant.

STEAM LEASE

Panda-Brandywine, L.P., and Brandywine Water will also enter into a sublease allowing Panda to sublease the distilled-water facility to Brandywine Water. (GE Capital will be leasing the entire project, including the distilled-water plant, to Panda Brandywine, L.P., after construction and startup.) The term of the Steam Lease expires on the earlier to occur of the expiration or termination of the Facility Lease, the Site Sublease (as defined in the Steam Lease, and the SSA.


                          NATURAL GAS AGREEMENTS

A detailed study of the gas contracts is not part of Pacific Energy Systems' scope of work on this project. As part of Pacific Energy Systems' due diligence, it is necessary to determine that gas can and will be delivered to the project in sufficient quantities and at qualities (including pressures) that will allow the project to meet its obligations under the PPA and SSA.

In addition to the scope described above, Pacific Energy Systems includes in this section a brief description of the gas contracts to enhance the future use of this report. Details of the Gas Agreements were evaluated for Panda by C.C. Pace.

FUEL SUPPLY PLAN

Panda's fuel supply plan is to purchase natural gas from Cogen Development Company under a Gas Sales Agreement (GSA) and transport that gas to the project site via transportation agreements with Columbia Gas Transmission (CGT), Cove Point LNG, L.P., and WGL. The GSA between Panda and Cogen Development Company allows the flexibility needed in the fuel supply to meet the specific fuel requirements of the dispatch plant. Panda can purchase up to 24,240 MMBtu per day of "maximum daily firm quantity," or up to 24,240 MMBtu per day of "maximum daily interruptible quantity."

Panda also has developed a Fuel Supply Management Agreement that stipulates that Cogen Development will manage the purchase of the 8 million MMBtu per year of natural gas, as well as the transportation of it to the project site as needed. In addition, as fuel manager, Cogen Development will handle all administrative services related to gas purchases and delivery; verify quantities and qualities; advise on price hedging, marketing, and sale of excess gas; and attempt to negotiate discount rates where available.

WGL can provide spot market merchant services and has the right to purchase Panda's gas supply during peak periods to serve WGL's other loads.

TRANSPORTATION

Gas will be transported to the site under three pipeline transportation contracts, with CGT, Cove Point LNG, L.P., and WGL. These contracts are discussed below.

Columbia Gas Transmission

Panda has contracted CGT to transport up to 24,240 MMBtu/day of natural gas between the Cogen Development delivery point and Cove Point LNG's pipeline. This contract is for firm transportation services. In addition to transportation costs, Panda will pay CGT a Contribution-in-Aid-of-Construction of $6,772,590 per an amending agreement dated March 24, 1995, plus the applicable gross-up for income tax.

This contribution will help CGT to parallel or rebuild three sections of its pipeline to allow the increased flow for Panda. FERC has approved the pipeline expansion, and CGT is currently obtaining local permits to start construction.

Cove Point LNG, L.P.

Panda has contracted Cove Point LNG, L.P., to transport Panda gas from the CGT pipeline to the WGL pipeline.

Washington Gas Light Company

Panda has signed a 25-year agreement with WGL that has an initial term of 25 years from the Actual Commercial Operation Date under the PPA. This agreement is for both gas transportation and gas supply. Under terms of the contract, WGL will supplythe following services:

       - It will construct a gas line from its interstate pipeline along Highway 301 to the project site, a distance of less than 1 mile. The line will contain all metering, regulating, and appurtenant facilities necessary to serve the Panda plant.

       - WGL will transport the daily nominated quantities of gas from Cove Point LNG to the site on a firm basis.

       - During peak gas use periods (as defined in the contract), WGL has the right to use Panda's gas and the plant can run on oil. Various cost adjustments are available to Panda.

       - Panda can nominate a daily merchant quantity of gas from WGL, which will then sell that gas to Panda at the agreedupon price.

       - The final service that WGL supplies to Panda is a balancing service. When Panda nominates for delivery too much or too little gas to meet its needs, WGL will run an imbalance account, either positive or negative. Its costs are resolved monthly by cash, by making up volumes, or by carrying over portions of the balance as agreed upon.

Gas supply arrangements for the Panda project are complex. It is our understanding that C.C. Pace has provided a due diligence report on the viability of the gas supplies, gas transmission, and management agreements. Pacific Energy Systems believes that Panda has access to an adequate supply of gas to meet the daily maximum full-load operation requirements and has adequate flexibility to arrange for lesser quantities for periods that the project is dispatched offline or operating only under the first dispatch segment.



                             OWNER'S ENGINEER

During the course of developing this project, the owner used a number of engineering and specialty firms. Pacific Energy Systems was not provided any of these contracts for review or comment. While most of the work of these various firms has been completed, the owner's engineer, Gilbert/Commonwealth, Inc., has played and will continue to play a key role in the project.

Originally hired to review Raytheon's work as an "owner's engineer," Gilbert/ Commonwealth's activities have increased to include design of the transmission line and a proactive role in the effluent pipeline design, estimate, and bid. Gilbert/ Commonwealth also has provided a number of detailed design analyses on behalf of Panda in negotiation change orders for the EPC contract.

Pacific Energy Systems believes that Gilbert/Commonwealth is a creditable, well-established engineering firm that is capable of performing the services it is supplying to Panda at a professional level.


                         EFFLUENT LINE CONSTRUCTION

The effluent line was designed by several firms, including Greenhorne & O'Mara and Gilbert/Commonwealth. Pacific Energy Systems has received and reviewed the sample construction contract that went out with the request for bids to construct the pipeline and pumphouse.


                         TRANSMISSION LINE CONSTRUCTION

Panda has awarded the contract for construction of the 230-kV transmission line to C. W. Wright Construction Company, Inc. The line was designed by Gilbert/Commonwealth. The transmission line is complete and energized. PEPCO has issued a letter of acceptance.


                                    Section 8
                            OPERATIONS AND MAINTENANCE


Panda-Brandywine, L.P. (the owner) and Ogden Brandywine Operations, Inc. (the operator) signed an Operation and Maintenance Agreement on November 21, 1994. This section discusses Ogden Brandywine's experience, plant staffing, the O&M Agreement, compensation and payments, and the term and termination of the agreement.

                               OPERATING EXPERIENCE

Ogden Brandywine Operations, Inc., is a wholly owned subsidiary of Ogden Power Corporation. Ogden Power is a subsidiary of Ogden Environmental and Energy Services of Fairfax, Virginia, a wholly owned subsidiary of Ogden
Corporation. Ogden Corporation (Ogden) is a technical services company with more than $2 billion in annual sales and more than 1,300 employees who operate and maintain power projects, including waste energy, hydroelectric, and geothermal projects.

Overall, Pacific Energy Systems believes that Ogden has an adequate base of personnel experienced in heavy-frame, gas turbine dispatchable plants to reliably operate and maintain the Panda-Brandywine project. Ogden plans to use these experienced headquarters staff members to assist during the later stages of construction and startup. Since theorganization is relatively small, a key requirement is that the core staff be able to effectively hire, train, and develop the additional personnel required to operate this plant.

PLANT STAFFING

Figure 8-1 is an overview of the management organization that will operate and maintain the project. The plant staff consists of the following positions:


       		  1  plant manager
                    1  operation supervisor
                    1  plant technician
                    1  maintenance supervisor
                    4  control room operators
                    4  equipment operators
                    1  relief operator
                    1  water plant technician
                    1  instrumentation and control (I&C) technician
                    1  mechanic
                    1  electrician
                  ----
                   17  Total O&M staff members

Pacific Energy Systems believes that this level of staffing is adequate, with the understanding that Panda also will be supplying a full-time owner's representative and administrative assistant. The Panda personnel will be responsible for purchasing and for other project administrative functions.


                 OPERATIONS AND MAINTENANCE COSTS

The annual pro forma O&M budget for the Panda-Brandywine Project is shown in Table 8-1. The O&M costs shown are for 1997, which is the first full year of operation.

                               Table 8-1
                     OPERATIONS AND MAINTENANCE COSTS

    Fixed Costs                               1997 $000
--------------------------------------------------------------
    O&M Agreement costs                         1,473
    Consumables                                   750
    Administrative expenses                       500
    Insurance                                     500
    Letter of Credit                               90
    Electricity purchase                          411
    Property taxes                              2,621

    VARIABLE COSTS
--------------------------------------------------------------
    Water usage                                   324
    Water discharge & chemical usage              269
    Distilled-water plant operating costs         200

    PRO FORMA TOTAL                            $7,138



All of the O&M costs in Table 8-1 are annualized costs that increase according to the assumed inflation rate, with the exception of the turbine overhaul reserve. The annual contribution to the turbine overhaul reserve varies from year to year. The cumulative reserve is projected to increase to approximately $5 million by the year 2001 and remains at or above that level throughout the life of the Project. The annualized equivalent of the annual reserve contribution is about $1,585,000, assuming a 4 percent inflation rate.

Table 8-2 compares the O&M costs of Panda-Brandywine with those of other gas-fired, combined-cycle power plants. Panda's overall O&M costs, while at the low end of the range, appear to be reasonable for a plant of this scale.



                                 Table 8-2
              COMPARISONS OF O&M BUDGETS FOR GAS TURBINE PROJECTS

             Number of                          On-Line   Annualized  Annualized
              Gas       Unit      Cycle     MW  Date        O&M         O&M
  Plant      Turbines   Type      Type                   ($1997x000) ($19997/kW)
--------------------------------------------------------------------------------
  A            1        LM250    Combined   34.5   1990      2,369       69

  B            2        LM600    Combined   90.0   1993      5,319       59

  C            2        LM600    Combined  106.3   1994      5,924       56

  D            2        LM600    Combined   95.1   1996      6,299       66

  E            1        LM600    Combined   56.7   1996      4,810       85

  F            1        LM600    Combined   49.9   1996      4,307       86

  G            2        Frame7E  Combined  240.0   1994     12,629       53

  H            1        Frame7E  Combined  120.6   1995      6,082       50

  I            1        Frame7E  Combined  126.4   1995      6,266       50

  J (Panda-
  Brandywine)  2        Frame7E  Combined  230.0   1996      9,976       43


                                O&M AGREEMENT

The O&M Agreement is for full-service operation and maintenance of the plant on a cost-reimbursable-plus-fee basis for a 3-year term. Under the agreement, Ogden Brandywine will provide O&M services during several phases of the project, including: preparation of the facility for commercial operation; testing and acceptance; startup; and operation and maintenance following commercial operation.

SERVICES PROVIDED

Ogden Brandywine is responsible for hiring, training, and providing a plant manager; full-time, onsite staff; and additional engineering support, maintenance, and management personnel as needed to perform the requirements of the agreement. OgdenBrandywine is responsible for operating and maintaining the facility 7 days per week and 24 hours per day. Under the agreement, it also will develop maintenance and safety plans and procedures, and will prepare and keep O&M records for the project. Ogden Brandywine also is required to prepare and furnish a monthly operations report to the owner.

Panda will provide an initial inventory of tools, spare parts, equipment, consumables, and other materials. Panda is responsible for reimbursing Ogden Brandywine for the replacement of tools that deteriorate from normal use, replacing spare parts as necessary, purchasing additional spare parts as approved, repairing or replacing equipment, purchasing and installing additional equipment, and purchasing consumables. Panda also will reimburse Ogden Brandywine for purchased parts, for the services of factory personnel or personnel trained and qualified to perform manufacturers' recommended service procedures, and for third-party contracts to clean up and remove hazardous and solid waste (accepted as a result of negligence or fault of the operator).

The agreement provides for a full-time owner's representative to administer Panda-Brandywine's responsibilities, to monitor the operation of the plant, and to direct economic and financial matters.

COMPENSATION AND PAYMENT

Before the Actual Commercial Operation Date, Ogden Brandywine will be compensated in three ways: a fixed monthly payment in accordance with a set schedule; a reimbursement for all reimbursable costs under the agreement; and a reimbursement for the compensation and actual expenses of all Ogden Brandywine personnel who are permanently assigned full-time to the facility, or the home office, or who perform service in direct support of the site personnel as approved by the owner. The fixed monthly payment ranges from $5,000 per month through June 1995 to $10,000 per month until the ActualCommercial Operation Date.

After the Actual Commercial Operation Date, operator compensation is a fixed price of $117,750 per month as adjusted for performance, plus all reimbursable costs incurred under the agreement. There are two performance adjustments to the contract price. One is for the EAF, and one is for capacity performance. The maximum increase or decrease for the EAF is $3,000 per month. If the EAF is greater than or equal to 92 percent, Ogden Brandywine's monthly fixed fee is adjusted by the amount of $100,000 x (EAF - 0.92). There is no adjustment to the fixed fee if the EAF is greater than 88 percent but less than or equal to 92 percent. If the EAF is less than 88 percent, the contract price is decreased by the amount of $50,000 x (0.88 minus EAF) per month.

The second performance adjustment, the capacity performance contract price adjustment, compares the lant's actual or tested Net Capability with its Dependable Capacity. If Net Capability is greater than Dependable Capacity, Ogden Brandywine's fixed fee is increased by $2,000 per month for the term of the applicable summer-winter period. If the Net Capability is less than the required Dependable Capacity, the fixed fee is decreased by $2,000 per month.

Compensation is on a calendar-month basis.


                                TERMINATION

In the event the owner chooses to terminate the O&M Agreement without cause, the agreement requires that Panda pay Ogden Brandywine for outstanding costs under the agreement, reasonable costs incurred by the operator to support termination, and reasonable severance costs. If the lender should terminate the agreement, compensation is to be provided to the operator based on a fixed schedule ranging from $25,000 to $50,000 per month.

Panda-Brandywine may terminate the agreement for cause on the basis of a number of specific conditions, including:

       - Failure of the operator to provide adequate qualified personnel; failure to produce adequate thermal and electrical energy

       -    Failure to perform material service or obligation

       - Appointment of a receiver, liquidator, or trustee for the operator

       -    Failure to maintain the project's QF status

       - Failure to maintain an equivalent availability factor of at least 80 percent; failure to maintain an equivalent forced outage rate of less than 10 percent

       -    Continuance of a force majeure for more time than allowed

       - Failure to reach agreement by renegotiation as provided by the O&M Agreement


                            OTHER PROVISIONS

Other, miscellaneous provisions of the O&M Agreement that should be noted are as follows:

       - The agreement contains a number of force majeure provisions that are typical for a project of this type.

       -    Unresolved disputes are to be settled by arbitration.

       - Ogden Brandywine may request a retrospective and/or prospective renegotiation of the monthly fees if the owner's actions make a substantive, material, and adverse change to the configuration or operational ability of the project, and which have a demonstrable effect of increasing Ogden Brandywine's direct onsite labor, overhead, payroll, and other related costs.

       - Ogden Brandywine is required to receive written authorization from Panda-Brandywine's representative before issuing purchase orders in excess of $1,000 or for any items not in the authorized budget.


                                   Figure 8-1
                              Organization Chart





                                   Section 9
                       PERFORMANCE GUARANTEES AND TESTING


The purpose of this section is to evaluate and summarize the plant performance guarantees and the proposed performance testing program. This section also reviews the liquidated damages that result from failure of the plant to meet the performance guarantees and the bonuses that result when it exceeds the guarantees.


                            COMPLETION GUARANTEES

Raytheon guarantees that commercial operation of the plant will occur no later than the Guaranteed Completion Date, October 31, 1996, or as may be adjusted in accordance with terms of the EPC contract.


                            PERFORMANCE GUARANTEES

Table 9-1 summarizes the plant performance guarantees required of Raytheon under Article 5.0 of the EPC contract. These guarantees are based on the specific design conditions as shown in Table 92.


                                  Table 9-1
                            PERFORMANCE GUARANTEES

                                                       Conditions
                                 -------------------------------------------------
                                                        Host                        Boiler
                                       Ambient          Steam      Condensate      Blowdown
  Parameter             Value      (Degrees F/%RH)     (lb/hr)     Return (%)        (%)
-------------------------------------------------------------------------------------------
Declaration of
 Commercial                           92 degrees         not           not            not
 Operation(1)          230,000 kW        /50         applicable    applicable     applicable

Plant Net Power                       92 degrees
Output - gas           230,000 kW        /50           34,000           80            0

Plant Net Heat Rate -                  92 degrees
gas (LHV)              7,124 Btu/kWh     /50           34,000           80            0

Plant Net Power                        92 degrees
Output - oil           230,000 kW        /50           34,000           80            0

Emissions         compliance

Noise             compliance(2)

(1) In accordance with the test procedure in Appendix D of the Power Purchase Agreement.
(2) Compliance required "under all normal operating conditions in accordance with Section 20.5 of the Scope of Work."



                                Table 9-2
                DESIGN BASIS CONDITIONS FOR PLANT OPERATION

      DESCRIPTION                              DESIGN CONDITIONS
-----------------------------------------------------------------------------
 Dry Bulb Temperature                          92 degrees F

 Wet Bulb Temperature                          76.5 degrees F

 Fuel                                          Natural gas

 Export Power - MW (net)                       230 (minimum)

 Process Condensate Return                     80 percent

 Export Steam                                  40,000 lb/hr

 Boiler Blowdown                               2 percent

 Waterwell Makeup Water Tempature              45 degrees F

 Graywater Temperature                         80 degrees F

 Barometric Pressure                           14.68 psi

 Site Elevation                                215 feet above sea level

 Average Annual Rainfall                       Per Asheville, NC, National
                                               Climatic Center Standards for
                                               the area

 Basic Wind Load                               Per ASCE 7-88, 70 mph, 50-year
                                               mean recurrence @ 10 meters

 Seismic Factor                                Zone 0

 Frost Penetration                             13 inches

 Snow Load                                     ANSI, Ground - 25 lb/sf

 Roof Live Load                                20 lb/sf maximum

 Winter Design Conditions                      +5 degrees F




NET POWER OUTPUT GUARANTEE

Raytheon guarantees that it will be able to declare commercial operation. As defined by the PPA, commercial operation may be declared when the plant establishes a Dependable Capacity of 230,000 kW under summer ambient conditions of 92 degrees F and 50 percent relative humidity (RH).
Establishment of Dependable Capacity must be done in accordance with the test procedures in Appendix D of the PPA which require a 12-hour test.

Raytheon also guarantees that the net power output of the plant will be 230,000 kW at commercial operation, corrected to 92 degrees F dry bulb and 50 percent relative humidity, with 34,000 lb/hr of saturated steam at 15 psig at the process interface, with 80 percent of condensate returned, and with no boiler blowdown.

NET PLANT HEAT RATE GUARANTEE

The net plant heat rate is guaranteed at 7,124 Btu/kWh (LHV) when firing design basis natural gas, as determined by the net plant heat rate test, corrected to 92 degrees F dry bulb and 50 percent relative humidity, with 34,000 lb/hr of saturated steam at 15 psig at the process interface, with 80 percent of condensate returned, and with no boiler blowdown.

EMISSIONS GUARANTEE

Raytheon guarantees that air emissions from the plant will meet the emissions limits of the U.S. EPA PSD permit and the permits granted by the CPCN proceeding.

NOISE GUARANTEE

Raytheon guarantees that, under all normal operating conditions for the plant, noise levels at the property line will not exceed the requirements of the state of Maryland and Prince George's County.

FUEL OIL NET POWER OUTPUT

Raytheon must demonstrate that the net power output when firing No. 2 fuel oil is greater than or equal to the net power output under the same conditions when firing on natural gas. The demonstration shall be a 6-hour test during which the net power output is corrected to 92 degrees F dry bulb and 50 percent relative humidity, with 34,000 lb/hr of saturated steam at the process interface, with 80 percent of condensate returned, and with no boiler blowdown.

GUARANTEE EVALUATION

The net power output, heat rate, emissions, and noise guarantees described above appear to be consistent with those of similar plants and should be achievable. The guarantees provide adequate assurance that the plant will operate as required by the PPA and are backed by a corporate guarantee from Raytheon.


                     PLANT PERFORMANCE TESTING

The performance testing program for the Panda-Brandywine Cogeneration Project consists of the following tests:

       -    48-hour net electrical output performance test
       -    Net plant heat rate test
       -    200-hour capacity test
       -    Stack test
       -    Noise test

These tests are described below.

48-HOUR NET ELECTRICAL OUTPUT PERFORMANCE TEST

This test will be performed to demonstrate the plant's net electrical output for the following guarantees:

       -    Declaration of commercial operation
       -    Plant net power output - gas
       -    Plant net power output - oil

The tested net power output must be corrected to the guarantee conditions of
Article 5.04a of the EPC contract: ambient conditions of 92 degrees F dry bulb and 50 percent relative humidity, with 34,000 lb/hr of saturated steam at the process interface, with 80 percent of condensate returned, and with no boiler blowdown. During this 48-hour test, Raytheon must maintain a net heat rate of less than or equal to 7,836 Btu/kWh (LHV), corrected to the guarantee conditions. In addition, the stack emissions must satisfy the requirements of the applicable Maryland CPCN Permit for Air Emissions.

NET PLANT HEAT RATE TEST

The net plant heat rate will be tested during a 6-hour period while the plant is being operated in its designed normal manner and in accordance with prudent utility practices. The test results are to be corrected to the guarantee conditions.

200-HOUR CAPACITY TEST

The 200-hour capacity test will be performed to demonstrate the plant's ability to produce at least 42,782,000 kWh during a 200consecutive-hour period. This corresponds to an output of 230,000 kW during 93 percent of the test period. The plant is required to be tested in its normal manner and mode, and in accordance with prudent utility practices, while maintaining a heat rate of 7,836 Btu/kWh (LHV) corrected to guarantee conditions, and while satisfying the requirements of the Maryland CPCN Permit for Air Emissions.

STACK TEST

Raytheon is to perform a stack emissions test using a certified subcontractor. The emissions are not toexceed the requirements of the Maryland CPCN Permit for Air Emissions. The emissions test protocol is to be submitted to Panda forreview before the test.

NOISE TEST

The noise test will be performed to demonstrate compliance with the noise abatement guarantee. As baseline reference data, Panda will provide Raytheon with ambient background noise surveys taken before construction of the facility. The noise test requires that Raytheon perform additional noise surveys to determine the actual acoustical behavior of the facility under all normal and abnormal operating conditions. Raytheon is required to provide, at its own expense, any acoustic treatment required to bring the noise level of the facility to within the specified levels.


                      LIQUIDATED DAMAGES AND BONUSES

The liquidated damages and bonuses specified in the EPC contract are summarized in Table 9-3.




                                   Table 9-3
              SUMMARY OF RAYTHEON LIQUIDATED DAMAGES AND BONUSES

    Guarantees                 Liquidated Damages               Bonuses
------------------------------------------------------------------------------
Completion

Commercial Operation by           $80,000/day to a                  None
the Completion Guaranteed         maximum of
Date (June 1, 1996, or as         $14,400,000.
adjusted)

Performance

Net Power Output - Gas            $1,000/kW,                       $300/kW
                                  210,000-kW minimum

Net Power Output - Oil            $1,000/kW                         None

Net Plant Heat Rate - Gas         $45,000/Btu/kWh if            $22,500/Btu/kWh
                                  more than 2% greater           if more than
                                  than the guarantee             2% less than
                                                                 than the
                                                                 guarantee





COMPLETION

Raytheon is required to pay liquidated damages of $80,000 per day for each day that commercialoperation of the plant occurs after the Guaranteed Completion Date. This payment for late completion shall not exceed $14,400,000. Panda has the right to offset this payment against any milestone payments, or to draw upon the letter of credit. The Guaranteed Completion Date is June 1, 1996, or as adjusted. Raytheon earns no bonus for successful completion before the Guaranteed Completion Date.

PERFORMANCE

Raytheon pays $1,000/kW for failure to achieve the guaranteed net power output, whether firing on natural gas or No. 2 fuel oil. When firing on natural gas, Raytheon must achieve a minimum net power output of 210,00 kW. That is, buydown is only permitted to a minimum of 210,000 kW. In addition, Raytheon must have achieved commercial operation. There is no bonus for exceeding net power output on either natural gas or fuel oil.

Raytheon pays liquidated damages for failure to achieve the guaranteed net plant heat rate. The amount is $44,000 per Btu/kWh when firing on natural gas in excess of the net plant heat rate guarantee plus the dead-band tolerance. The dead-band tolerance is defined as plus or minus 2 percent of the guarantee. Raytheon earns a bonus on net plant heat rate in the amount of $22,500/Btu/kWh that the net plant heat rate is less than the guarantee, less the dead-band tolerance.




                             Appendix A
                           DOCUMENT LIST


GENERAL CORRESPONDENCE AND SUPPORT MATERIALS


CONTRACTS, AGREEMENTS, AND AMENDMENTS

    Power Purchase Agreements
    Constructio Agreements
    Interconnection Agreements
    Steam Supply Agreements
    O&M Agreements
    Fuel Supply Contracts
    Other Contracts


PERMITS

    Federal
    State
    Local


TECHNICAL

    Scope of Work
    Specifications
    Heat Balance


DRAWINGS

                             GENERAL CORRESPONDENCE


       - Letter August 29, 1994, (Hollon to Lorusso) re: transmitting Brandywine permit schedule.

       -    G.E. letter of September 26, 1994, (Johnson to Lorusso) re:
            GE gas turbine emission guarantees.

       - Raytheon letter of October 12, 1994, (Jacobsohn to Hollon) re: milestone payment schedule.

       - Raytheon letter of November 15, 1994, (Jacobsohn to Hollon) re: major sub-contractors and suppliers.

       - Raytheon letter of November 15, 1994, (Jacobsohn to Hollon) re: financial closing project schedule and approved budget.

       - December 20, 1994, letter of transmittal of project summary bar chart.

       - Letter of transmittal of pro forma dated January 9, 1995, from G.E. Capital.

       - Letter January 12, 1995, (Jon Pawlow to various legal counsels) re: transmitting updated Brandywine list of permits and schedule-of-disclosure items on environmental matters.

       -    Pro formas dated   -   January 12, 1994
                               -   January 14, 1994
                               -   September 14, 1994
                               -   January 6, 1995

       -    G.E. letter of January 10, 1995, (Johnson to Jacobsohn) re:
            GE gas turbine emission guarantees.

       -    Project budgets with dates running through closing.

       -    Test case, increased capacity income statement, March 2, 1995.

       -    Owner's schedule with several updates through closing.

       -    Raytheon's Monthly Reports:

                August 1994; issued September 27, 1994
                October 1994; issued November 14, 1994
                November 1994; issued December 12, 1995.

       - Various issues of the Panda-Brandywine, L.P., 230-MW combined-cycle power plant (BC-03 schedule) project activity scheduled.

       - Various issues of the Raytheon Engineers & Constructors' project milestone schedule.

       -    Various issues of the Raytheon milestones and schedule of values.

       -     Various issues of capital budget and pro formas.


                   CONTRACTS, AGREEMENTS AND AMENDMENTS


PPA AND INTERCONNECTION

  - Order No. 70017, State of Maryland Public Service Commission, dated July 21, 1992.

  - Order No. 10077, State of Maryland Public Service Commission, dated August 14, 1992.

  - Order No. 10155, State of Maryland Public Service Commission, dated February 1, 1993.

  - Memo from Ted Hollon, May 11, 1993, listing all the PEPCO contract key dates and payments.

  - Power Purchase Agreement between Potomac Electric Power Company and Panda-Brandywine, L.P., dated August 9, 1991.

  - PEPCO letter of September 30, 1993, to Robert Carter re: confirmation of scheduled deliverables to PEPCO from Panda.

  - Operations and Maintenance Review by North American Energy Services dated November 1993.

  - First amendment to Power Purchase Agreement dated September 16, 1994.

  - Operations and Maintenance Review update by North American Energy Services dated October 1994.

  - Panda letter October 19,1994, to Brian Ward re: available capacity calculations.

  - Letter from Ted Hollon to Mike Lorusso, December 9, 1994, re: PEPCO's acceptance of the O&M Agreement with Ogden Brandywine Operations.

  - PEPCO letter of December 8, 1994, as above.

  - PEPCO letter December 26, 1994, re: Pacific Energy Systems' supplement to Operations and Maintenance Review-update.

  - PEPCO letter of November 1, 1995, re: North American's Operations and Maintenance Review update.

  - Power Purchase Agreement Appendixes:

      Appendix A  -   Description of Facility and Site
      Appendix B  -   Sample Calculations
      Appendix C  -   Guidelines and Performance Standards for Parallel
                      Operation of Customer Generation Equipment on the
                      PEPCO system
      Appendix D  -   Testing Procedures for Determining Net Capability
      Appendix E  -   Metering Equipment
      Appendix F  -   Interconnection and Communication Specification and
                      Revision A, July 22, 1993
      Appendix G  -   Procedures for Determination of Fair Market Value of
                      Facility
      Appendix H  -   Requirements with Respect to Fuel Supply Arrangements
      Appendix I  -   Generating Unit Event Reporting
      Appendix J  -   Summary Specification for 230-kV Overhead Transmission
                      Lines
      Appendix K  -   Contributions to Maintenance Reserve Pursuant to
                      Subsection 8.7(b)(ii)
      Appendix L  -   Capacity Rate
      Appendix M  -   Natural Gas Reserve Commitment and Price
      Appendix N  -   Equivalent Availability Factor ("EAF")
      Appendix O  -   Equivalent Forced Outage Rate ("EFOR")
      Appendix P  -   Valuation Procedures for PEPCO's Buy-out Right under
                      Subsection 18.6(b)(ii), including: Agreement with respect to transfers of interests in Panda-Brandywine, L.P., between Potomac Electric Power Company and Panda
                      Energy Company, and Panda-Brandywine Corporation, dated August 8, 1991, with Appendix A.


CONSTRUCTION AGREEMENTS

EPC Contract

  - Turnkey Cogeneration Facility Agreement between Panda-Brandywine, L.P., and United Engineers & Constructors, Inc.; dba Raytheon Engineers & Constructors, date as of December 2, 1993. Includes Exhibit A through O.

  - Simpson Thatcher & Bartlett EPC Contract markup of March 23, 1994; May, 12, 1994; May 16, 1994.

  - GE Capital EPC contract word changes of April 15, 1994, and April 20, 1994.

  - Panda word changes to Amendment No. 1 dated June 30, 1994.

  - Raytheon letter August 2, 1994, to Ted Hollon, re: drafts of suggested language changes to EPC contract.

  - September 16, 1994, draft copy of the first amendment to the turnkey Cogeneration Facility Agreement.

  - EPC word changes from Raytheon dated September 16, 1994.

  - Memo September 22, 1994, from Brian Dietz to Hollon, DeVoss, Young, and Jacobsohn re: New York Technical meeting.

  - EPC word changes from Raytheon dated October 6, 1994.

  - Raytheon's October 13, 1994, Exhibit P, Scope of Work for Distilled-Water Plant.

  - Amended and Restated Turnkey Cogeneration Facility Agreement between Panda-Brandywine, L.P., and Raytheon Engineers & Constructors, Inc., dated as of December 1, 1994. Includes Exhibits A through R.

  - Memo February 24, 1995, from Ted Hollon to Darrel DeVoss re: 16 pages of changes to Raytheon EPC contract.


STEAM SUPPLY AGREEMENTS

  - Letter of October 22, 1993 (Carter to Colonel Celmer), re: sales of water to base for boiler makeup.

  - Draft Steam Sales Agreements dated from May 26, 1994, to December 30, 1994, nine revisions in all.

  - Brandywine Water Company Business Plan, January 4, 1995.


O&M AGREEMENTS

  - ASME paper by William R. Alkema, "Operation of a Large Combined-Cycle Facility as a Dispatchable Unit," 1991.

  - Request for Proposal: Facility Operations and Maintenance Services, dated July 22, 1994.

  - Qualifications of Ogden Power, dated October 19, 1994.

  - Operation and Maintenance Agreement between Panda-Brandywine, L.P., and Ogden Brandywine Operations, Inc., dated November 21, 1994.

  - Preliminary Operating Plan, December 16, 1994.

  - Resumes of proposed plant manager dated December 22, 1994.


FUEL SUPPLY CONTRACTS

  - Fuel Plan dated July 15, 1994, by Panda Energy Corporation for Panda-Brandywine, L.P.

  - Fuel Management Plan dated November 23, 1994.

  - Gas Transportation and Supply Agreement between Panda-Brandywine, L.P., and Washington Gas Light Company dated November 1994.

  - Letter of December 2, 1994, to Daniel Grahagan PSC of Maryland requesting changes to the CPCN because of the Washington gas line extension replacing Panda's approved gas line.

  - Letter of December 2, 1994, to Daniel Grahagan PSC of Maryland from Washington Gas Light Company requesting approval of the Gas Transportation and Supply Agreement.

  - Carmen D. Legato letter of December 6, 1994, re: burning LNG from Cove
    Point.

  - Simpson Thatcher & Bartlett memo of January 5,1995, re: consent and agreement submitted to gas contractors.

  - Ted Johnson (GE) letter dated January 17, 1995, re: burning out-of-spec gas.

  - Simpson Thatcher & Bartlett memo of February 17, 1995, updating January 5, 1995, memo.

  - Precedent Agreement between Columbia Gas Transmission Corporation and Panda-Brandywine, L.P., dated February 25, 1995.

  - Gas Sales Agreements between Cogen Development Company and Panda-Brandywine, L.P., dated March 1995.

  - Fuel Supply Management Agreement between Cogen Development Company and Panda-Brandywine, L.P., dated March 1995.

  - Carmen D. Legato letter of March 19, 1995, re:  use of gasified LNG.

  - Prehm & Associates letter of March 22, 1995, re: gas processing plant for LNG.

  - C. C. Pace letter of March 24, 1995, re: Cover Point gas quality follow up.

  - Ted Johnson (GE) letter of March 30, 1995, re: thoughts on (out-of-spec) LNG fuel.

OTHER CONTRACTS

Transmission Line

  - Conrail Occupation Agreement dated September 6, 1994, for 230-kV transmission line.

  - Request for Proposal for furnishing and installing 230-kV transmission line and alternate communications circuit for Panda-Brandywine, L.P.

  - Gilbert/Commonwealth bid evaluation dated October 26, 1994.

  - Contract dated November 17, 1994, with C. W. Wright Construction Company to furnish and erect 230-kV transmission line.

Effluent Pipeline

  - Treat Effluent Water Purchase Agreement between the County Commissioners of Charles County, Maryland, and Panda-Brandywine, L.P.

  - Conrail Occupancy Agreement, effluent pipeline, dated November 9, 1994.

  - Panda letter of November 14, 1994, (Hollon to Lorusso) re: effluent line right-of-way, Highway 301.

  - Panda letter November 15, 1994, (Hollon to Lorusso) re: metes and bounds description for Navy easement.

  - Gilbert/Commonwealth February 28, 1995, conference notes/cost estimate.

  - Panda letter of March 20, 1995, (Hollon to DeVoss) re: effluent line budget.

  - Draft Easement of pipeline right-of-way between Navy and Panda-Brandywine, L.P., received March 21, 1995.


                                 PERMITS

FEDERAL

  - Wetlands Report by ECT, February 1993.

  - Application for qualifying cogeneration facility dated December 28, 1993.

  - FERC Notice of Application for QF status dated January 26, 1994.

  - U.S. Army Corps of Engineers verification of delineation of wetlands, April 29, 1994.

  - Order granting certification as a qualifying cogeneration facility issued May 23, 1994.

  - Joint federal/state application for the alteration of any flood plain, waterway, tidal, or nontidal wetland in Maryland, October 1994.

  - Federal Notice of Qualification for Nationwide Permit #12, November 16,
    1994.

  - Categorical Exclusion for Easement and Installation of Effluent Wastewater Pipeline along Naval Surface Warfare Center (NSWC) Indian Head Rail Line Right-of-Way in Maryland, Navy memo November 28, 1994.


STATE

  - Application for approval of a Prevention of Significant Deterioration Source, September 1992.

  - Letter of February 16, 1993, (ECT to DNR) re: wetland assessment.

  - Letter of May 19, 1993, (DNR to ECT) re:  wetland impact issues.

  - Environmental Review Document for the Brandywine Cogeneration Facility (application for CPCN) Volume 1 and Volume 2, August 1993.

  - Letter to Joe Brinson from ECT, September 23, 1993, re: site walkover of Jasper and Gemeny Properties.

  - Phase I environmental site assessment of Gemeny site, October 18, 1993.

  - Letter ECT to Joe Brinson, January 3, 1994, re: Phase I assessment efforts at Jasper property.

  - State recommendations for Panda-Brandywine's CPCN, June 17, 1994.

  - Proposed order for CPCN Phase I, July 15, 1994.

  - Proposed order for CPCN Phase II, August 3, 1994.

  - Environmental Site Assessment of Conrail and military railroad right-of-way, ECT September 1994.

  - Phase II Reply Memorandum of Panda-Brandywine, L.P., September 21, 1994.

  - Public Service Commission order approving the CPCN, Phase I, October 6,
    1994.

  - Public Service Commission order approving the CPCN, Phase II, October 27, 1994.

  - Letter of December 6, 1994, (DNR to Brinson) re: eliminating several license conditions as a result of Washington Gas to build & operate gas line.

  - Letter of December 14, 1994 (Brinson to DNR) re: erosion and sediment control plans.

  - State of Maryland Conditional Letter of Authorization to Construct Utility Lines and Stormwater Outfall, December 23, 1994.


LOCAL

  - Prince George's County approval of wetland delineations of site.

  - Letter of June 15, 1993 (Thomas Haller to Joe Brinson) re: State and County Noise Control regulations.

  - Letter of August 6, 1993, (Thomas Haller to Joe Brinson) re: local permitting requirements.

  - Letter of November 2, 1993, (County to Carter) re: environmental concerns.

  - Letter of November 10, 1993 (County to Brinson) re: additional data request.

  - Draft WSSC Discharge Application by ECT dated October 1994.

  - Letter of October 19, 1994, (Hollon to Lorusso) transmitting soil recycling certificate.

  - Letter of November 10, 1994, Prince George's County Government, re: sewer system capacity.

  - Washington Suburban Sanitary Commission approval of 8,000 mg/1 maximum daily limit date November 17, 1994.

  - Application for Discharge Authorization Permit Application for Industrial users, December 1994.


                             TECHNICAL

SCOPE OF WORK

  - Exhibit A of the Turnkey Contract Agreement "Scope of Work" with Appendixes A through J: various issues were received with dates between December 1993 and March 1995.

  - Change Order Requests for:

       A-1     Agreement Amendment                       04/11/94  Approved
       001     RFI study                                 07/29/94  Approved
       002     CTG lube oil reservoir and
                 transfer system                         02/03/94  Voided
       003     Differing subsurface conditions           05/09/94  Voided
       004R2   Host facility guarantee impacts           10/10/94  Approved
       005     Iron pretreatment                         06/98/94  Approved
       006R1   Increase cooling tower basin              06/27/94  Approved
       007     Revise HRSG crossover walkway             07/12/94  Approved
       008     Gas & gray water interface                09/30/94  Approved
       009     Potable water supply source revised       08/29/94  Open
       010     Schedule delay claim                      08/09/94  Voided
       011     PEPCO/SMECO interface                     02/09/95  Approved
       012     Clearing and grubbing                     09/30/94  Approved
       013     Temporary access road                     11/16/94  Approved
       014     Betty Boulevard upgrade                   10/94     Open
       015     Sample system changes                     10/21/94  Approved
       016     Circulation water intake screens          12/01/94  Approved
       017     Fire protection changes                   01/16/94  Approved
       018     Well pump capacity                        04/25/94  Open
       019     PEPCO interfaces                            ---     Open
       020     Owner caused delay                        03/22/95  Approved

SPECIFICATIONS

  - GE Performance Specification for steam turbine-generator unit, July 1993.

  - Contract Specification "Effluent Force Main," received October 12, 1994.

  - Contract Specification "Effluent Pump Station and Secondary Chlorination, " received October 12, 1994.

  - Specification for "Heat Recovery Steam Generators," received October 12,
    1994.

  - Specification for "Deaerator," received October 12, 1994.

  - Specification for a "Steam Turbine-Generator," received October 12, 1994.

  - Specification for a "Cooling Tower," received October 12, 1994.

  - Specification for a "Condenser and Accessories," received October 12, 1994.

  - Specification for a "Combustion Turbine-Generator and accessories," received October 12, 1994.


GENERAL

  - Technical Report on Feasibility Evaluation of Effluent for Cooling Water, dated December 1993, by Greenhorne & O'Mara, Inc.

  - Letter of February 17, 1994 (Brinson to SMECO), re: construction and permanent power requirements.

  - Subsurface exploration and geotechnical recommendations, dated March 1994.

  - Panda letter of November 11, 1994, (Hollon to DeVoss) re: effluent line routing.

  - Panda letter of November 15, 1994, (Hollon to Lorusso) re: estimate for zero discharge facility for Panda-Brandywine, L.P.

  - November 18, 1994, Betz revised cooling tower blowdown waste characterizations.

  - PEPCO dispatch information, December 1994.

  - The Prince George's County Government (DER) letter of December 9, 1994, re: conditional acceptance of solid waste from a zero discharge system.


                                  DRAWINGS

    Number        Rev                  Description                  Date

17-SKE-003         -         Water plant                               --
SK-12-01-01-301    -         Betty Boulevard temporary
                               construction                            --
26-10-223          -         P&ID distilled water plant                --
SK11-10-302        -         General arrangements distilled
                               water plant                             --
D00234-1           2         Nooter/Eriksen HP system P&ID          7/28/94
D00234-2           2         Nooter/Eriksen IP system P&ID          7/28/94
D00234-3           2         Nooter/Eriksen LP system P&ID          7/28/94
 ---               -         Boundary survey of Jasper property    12/17/92
11-10-202          A         General arrangement, steam turbine-
                               generator building                      --
11-10-301          A         General arrangement, site plan         6/01/94
12-01-01-001       1         Civil, plot plan                       7/08/94
17-01-20-001       P         One-line diagram, 230 kV and 13.8 kV      --
26-10-101          A         Water balance                             --
26-10-102          P         Process flow diagram, Sheet 1 of 3        --
26-10-103          A         Process flow diagram, Sheet 2 of 3        --
26-10-104          A         Process flow diagram, Sheet 3 of 3        --
26-10-201          A         P&ID, symbol & nomenclature             5/26/94
26-10-202          A         P&ID, high-pressure steam               5/26/94
26-10-203          A         P&ID, intermediate-pressure steam       5/26/94
26-10-204          A         P&ID, low-pressure & extraction steam   5/26/94
26-10-205          A         P&ID, steam turbine & auxiliaries       5/26/94
26-10-206          A         P&ID, condensate                        5/25/94
26-10-207          A         P&ID, feedwater                         5/25/94
26-10-208          A         P&ID, combustion turbine-generator A,
                               Sheet 1                               5/25/94
26-10-209          A         P&ID, combustion turbine-generator A,
                               Sheet 2                               5/25/94
26-10-210          A         P&ID, combustion turbine-generator B,
                               Sheet 1                               5/25/94
26-10-211          A         P&ID, combustion turbine-generator B,
                               Sheet 2                               5/25/94
26-10-212          A         P&ID, fuel gas and fuel oil             5/25/94
26-10-213          A         P&ID, HRSG A vents & drains             5/25/94
26-19-214          A         P&ID, HRSG B vents & drains             5/25/94
26-10-215          A         P&ID, plant water                       5/26/94
26-10-216          A         P&ID, fire protection, Sheet 1          5/27/94
26-10-217          A         P&ID, fire protection, Sheet 2          5/27/94
26-10-218          A         P&ID, circulating & cooling water,
                               Sheet 1                               5/26/94
26-19-219          A         P&ID, circulating & cooling water,
                               Sheet 2                               5/26/94
26-10-220          A         P&ID, closed cooling water              5/27/94
26-10-221          A         P&ID, condensate stor & transfer &
                               sampling                              5/26/94
26-10-222          A         P&ID, makeup water treatment            5/25/94
26-10-224          A         P&ID, chemical feed                     5/27/94
26-10-225          A         P&ID, plant drains, Sheet 1             5/25/94
26-10-226          A         P&ID, plant drains, Sheet 2             5/25/94
26-10-227          A         P&ID, compressed air                    5/25/94
54-DR-001          A         Project Schedule, Sheets 1-8, (2 sets)  2/17/94



                              Appendix B
                          PROJECT DRAWINGS

                                DRAWINGS


    Number        Rev                Description                       Date

17-SKE-003         -          Water Plant                                --
SK-12-01-01-301    -          Betty Boulevard temporary construction     --
26-10-223          -          P&ID distilled water plant                 --
SK11-10-302        -          General arrangements distilled water
                                plant                                    --
DOO234-1           2          Nooter/Eriksen HP system P&ID           07/28/94
DOO234-2           2          Nooter/Eriksen IP system P&ID           07/28/94
DOO234-3           2          Nooter/Eriksen LP system P&ID           07/28/94
  ---              -          Boundary survey of Jasper property      12/17/92
11-10-202          A          General arrangement, steam turbine-
                                generator building                       --
11-10-301          A          General arrangement, site plan          06/01/94
12-01-01-001       1          Civil, plot plan                        07/08/94
17-01-20-001       P          One-line diagram, 230 kV and 12.8 kV       --
26-10-101          A          Water balance                              --
26-10-102          P          Process flow diagram, Sheet 1 of 3         --
26-10-103          A          Process flow diagram, Sheet 2 of 3         --
26-10-104          A          Process flow diagram, Sheet 3 of 3         --
26-10-201          A          P&ID, symbol & nomenclature             05/26/94
26-10-202          A          P&ID, high-pressure steam               05/26/94
26-10-203          A          P&ID, intermediate-pressure steam       05/26/94
26-10-204          A          P&ID, low-pressure & extraction steam   05/26/94
26-10-205          A          P&ID, steam turbine & auxiliaries       05/26/94
26-10-206          A          P&ID, condensate                        05/25/94
26-10-207          A          P&ID, feedwater                         05/25/94
26-10-208          A          P&ID, combustion turbine-generator A,
                                Sheet 1                               05/25/94
26-10-209          A          P&ID, combustion turbine-generator A,
                                Sheet 2                               05/25/94
26-10-210          A          P&ID, combustion turbine-generator B,
                                Sheet 1                               05/25/94
26-10-211          A          P&ID, combustion turbine-generator B,
                                Sheet 2                               05/25/94
26-10-212          A          P&ID, fuel gas and fuel oil             05/25/94
26-10-213          A          P&ID, HRSG A vents & drains             05/25/94
26-10-214          A          P&ID, HRSG B vents & drains             05/25/94
26-19-215          A          P&ID, plant water                       05/26/94
26-10-216          A          P&ID, fire protection, Sheet 1          05/27/94
26-10-217          A          P&ID, fire protection, Sheet 2          05/27/94
26-10-218          A          P&ID, circulating & cooling water,
                                Sheet 1                               05/26/94
26-10-219          A          P&ID, circulating & cooling water,
                                Sheet 2                               05/26/94
26-19-220          A          P&ID, closed cooling water              05/27/94
26-10-221          A          P&ID, condensate store & transfer
                                & sampling                            05/26/94
26-10-222          A          P&ID, makeup water treatment            05/25/94
26-10-224          A          P&ID, chemical feed                     05/27/94
26-10-225          A          P&ID, plant drains, Sheet 1             05/25/94
26-10-226          A          P&ID, plant drains, Sheet 2             05/25/94
26-10-227          A          P&ID, compressed air                    05/25/94
54-DR-001          A          Project Schedule, Sheets 1-8, (2 sets)  02/17/94


                                Appendix C
                           LIST OF ABBREVIATIONS



                           LIST OF ABBREVIATIONS


  ac       alternating current
  AGC      automatic generation control
  ARMA     Air and Radiation Management Administration
  ASCE     American Society of Civil Engineers
  ASME     American Society of Mechanical Engineers

  Btu      British thermal unit

  degrees C  degree Centigrade
  CEMS     continuous emissions monitoring system
  CO       carbon monoxide
  CO2      carbon dioxide
  CPCN     Certificate of Public Convenience and Necessity
  CRT      cathode ray tube
  CT       combustion turbine
  CTG      combustion turbine-generator

  dBA      decibel
  dc       direct current
  DCS      distributed control system
  DNR      Department of Natural Resources

  EAF      equivalent availability factor
  EPC      engineering/procurement/construction
  EPA      Environmental Protection Agency (U.S. unless noted)

  degrees F  degree Fahrenheit
  FAA      Federal Aviation Administration
  FERC     Federal Energy Regulatory Commission

  gal      gallon
  GNP      Gross National Product
  gpd      gallons per day
  gpm      gallons per minute

  Hga      mercury absolute
  HHV      higher heating value
  HP       high pressure
  hp       horsepower
  hr       hour(s)
  HRSG     heat recovery steam generator
  HVAC     heating, ventilating and air conditioning
  Hz       hertz

  I&C      instrumentation and control
  in       inch(es)
  IP       intermediate pressure
  ISO      International Standards Organization

  kV       kilovolt(s)
  kVA      kilovoltampere(s)
  kW       kilowatt(s)
  kWh      kilowatt-hour(s)

  lb       pound(s)
  lb/hr    pounds per hour
  LHV      lower heating value
  LNG      liquid natural gas
  LP       low pressure

  mA       milliampere(s)
  MCC      motor control center
  MCR      maximum continuous rating
  mgd      million gallons per day
  MMBtu    million British thermal units
  MVA      megavoltampere
  MW       megawatt(s)
  MWa      megawatt(s) average
  MWe      megawatt(s) electrical
  MWh      megawatt-hour
  MWWTP    Mattawoman Wastewater Treatment Plant

  NO2      nitrogen dioxide
  NEPA     National Environmental Policy Act
  NFPA     National Fire Protection Association
  NOx      oxides of nitrogen
  NSPS     new source performance standards

  O2       oxygen
  O&M      operation and maintenance

  pf       power factor
  PM       particulate matter
  PM-10    particulate matter below 10 microns
  ppm      parts per million
  ppmvd    parts per million by volume, dry
  PPRP     Power Plant Research Program
  PSC      Public Service Commission
  PSD      Prevention of Significant Deterioration
  psi      pounds per square inch
  psia     pounds per square inch absolute
  psig     pounds per square inch gauge
  PURPA    Public Utility Regulatory Policy Act

  QF       qualifying facility

  RH       relative humidity
  rpm      revolutions per minute

  scf      standard cubic feet
  SCR      selective catalytic reduction
  sf       square foot
  SMECO    Southern Maryland Electrical Coop
  SO2      sulfur dioxide
  STG      steam turbine-generator

  TSP      total suspended particulates

  UL       Underwriters Laboratory
  UPS      uninterruptible power supply

  V        volt
  VAR      volt ampere reactive
  VOC      volatile organic compounds



                             Appendix D
                       PANDA GATECYCLE SUMMARY

                            Appendix D
                      PANDA GATECYCLE SUMMARY


                        GATE CYCLE PROGRAM

Gate Cycle is a power plant design and analysis software package. It is used to perform detailed steady-state design and off-design analysis of gas turbine, combined-cycle, and conventional fossil fuel power systems. Gate Cycle can be used to prepare complete plant heat and mass balances, perform
analytical  checks  on individual   plant  components,  and  predict   the
effect of enhancements to existing plant systems.

              DEVELOPMENT OF PANDA-BRANDYWINE GATE CYCLE MODEL

To use the Gate Cycle program for analysis of the Panda-Brandywine cogeneration plant, a model of the plant was developed and entered into the Gate Cycle program. The model includes all major plant components, such as the gas turbines, HRSGs, steam turbine, condenser, and cooling tower. These components are connected to represent the mass flows between them as in the actual plant. Then, for each component, the design parameters are entered into the model. From these, the Gate Cycle program develops the performance of each component and mass flow relationships around the plant cycle. The program then performs an iterative calculation process to achieve a complete mass and energy balance for the plant model.

The design parameters used as inputs to the Gate Cycle model were obtained from component specifications supplied by various vendors, and from the EPC contract, project scope document and drawings by Raytheon, the project EPC contractor.

The reference model developed for the Panda-Brandywine plant uses the guarantee point conditions listed below:

         Ambient Conditions

            -    92 degrees F dry bulb temperature
            -    14.59 psia barometric pressure
            -    50 percent relative humidity

        40,000 lb/hr process steam to host

        80 percent condensate return

        Natural gas fuel 20,845 Btu/lb (LHV)

CASE STUDIES

Three case studies were performed on the Panda-Brandywine plant using the Gate Cycle program:

1. The first was the reference model-the plant modeled at the guarantee conditions. The purpose was to check the plant net output and heat rate at the guarantee point and compare these calculated results with the EPC contract guarantees. This also serves as the basis for further off-design case studies.

2. The first off-design case study was run to check the maximum power output of the facility. The gas turbine exhaust temperature was allowed to rise to 1,050 degrees F, approximately 40 degrees F above the base-load condition. All other operating parameters remained unchanged.

3. The second off-design case study involved shutting down one of the two gas turbines and checking the facility output and heat rate under this operating scenario. The single operating gas turbine was run at 80 percent of rated load by modulating the inlet guide vanes. Two of the cooling tower fans were operated at half speed because the condenser load was only half of the reference case value. No other operating parameters were changed.


SUMMARY OF RESULTS

The results of the three Gate Cycle case studies are presented below.   The
reference case results, depicted graphically in Figure D-1, are compared with the guarantee point results in Table D-1 below.


                               Table D-1
                        REFERENCE CASE RESULTS

      Performance Measurements          EPC Guarantee       Gate Cycle Results
 -------------------------------------------------------------------------------
      Net Plant Output (MW)                230.0                 238.27
      Net Plant Heat Rate                7,124                 7,041.6
       (Btu/kWh) (LHV)


1. The reference model for the GateCycle calculation shows a margin of 3.5 percent in plant output over the guaranteed output. The calculated results also show a margin of 1.2 percent below (favorable) the guaranteed plant heat rate.

2. The first off-design case study (maximum power case) investigated the potential maximum power output of the facility. At the elevated gas turbine firing rate, the plant achieved 251.0 MW with a heat rate of 6,911.4 Btu/kWh (LHV). These calculated results can be considered preliminary because no checks were made to see whether any component had reached its maximum operating limit. This could be generator temperature rise limits, STG steam flow rate limits, condenser limits, or a variety of other component limits. This case study merely shows the plant to be capable of elevated power output. The maximum power case results are shown in Figure D-2.

3. Finally, the second off-design case study was performed with only a single gas turbine operating at 80 percent of its base-load rating. At this point, the combined-cycle plant output was 98.5 MW and a heat rate of 7,255 Btu/kWh (LHV). The single gas turbine 80 percent load case results are shown in Figure D-3.



                               Figure D-1
                    PANDA-BRANDWYINE COGENERATION PLANT
                                DIAGRAM




                                Figure D-2
                    PANDA-BRANDWYINE COGENERATION PLANT
                                 DIAGRAM



                                Figure D-3
                    PANDA-BRANDWYINE COGENERATION PLANT
                                 DIAGRAM







                        [PES Letterhead]






                  PACIFIC ENERGY SYSTEMS, INC.

                      Officer's Certificate


      I, John R. Martin, President of Pacific Energy Systems, Inc., DO HEREBY CERTIFY that to the best of my knowledge and belief since April 11, 1997, no event affecting our report entitled "Independent Engineer's Report, Panda-Brandywine Cogeneration Project," dated July 22, 1996 and updated April 11, 1997 (the "Independent Engineer's Report") or the matters referred to therein has occurred (i) which makes untrue or incorrect in any material respect, as of the date hereof, any information or statement contained in the Independent Engineer's Report or in the Prospectus relating to the offering of 12-1/2% Registered Senior Secured Notes due 2004 by Panda Global Energy Company (the "Prospectus") under the captions "Description of the Projects - The Brandywine Facility - Independent Engineers' and Consultants' Reports - Brandywine Pro Forma Report," "Description of the Projects - The Brandywine Facility - Independent Engineers' and Consultants' Reports - Brandywine Engineering Report," and "Independent Engineers and Consultants - Brandywine Facility" in the Prospectus or (ii) which is not reflected in the Prospectus but should be reflected therein in order to make the statements and information contained in the Independent Engineer's Report or in the Prospectus under the captions set forth above in light of the circumstances under which they were made, not misleading.

     WITNESS my hand this 6 day of June, 1997



                         By:       /s/ John R. Martin
                         Name:     John R. Martin, P.E.
                         Title:    President